 Exhibit (a)(1)(A)
Offer to Purchase
All Outstanding Shares of Common Stock
of
ADAMAS PHARMACEUTICALS, INC.
at
$8.10 per share, in cash, plus two non-transferable and non-tradable contingent value rights per share, each of which represents the right to receive a contingent cash payment of $0.50 upon the achievement of specified milestones by
SUPERNUS REEF, INC.,
a wholly owned subsidiary of
SUPERNUS PHARMACEUTICALS, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON NOVEMBER 23, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Supernus Reef, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Supernus Pharmaceuticals, Inc., a Delaware corporation (“Supernus”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Adamas Pharmaceuticals, Inc., a Delaware corporation (“Adamas”), in exchange for (a) $8.10 per Share, in cash, without interest and less any applicable withholding taxes (the “Cash Amount”), plus (b) two non-transferable and non-tradable contingent value rights per Share (each, a “CVR”), each of which represents the right to receive $0.50 in cash, less any applicable withholding taxes and without interest, which amount will become payable, if at all, if specified milestones are achieved prior to December 31, 2024 and December 31, 2025, as applicable (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase and other related materials, as each may be amended, supplemented or modified from time to time, collectively constitute the “Offer”).
The Offer is being made pursuant to an Agreement and Plan of Merger, dated October 10, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among Adamas, Supernus and Purchaser, pursuant to which, as soon as practicable following consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into Adamas pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with Adamas continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Supernus (the “Merger”). In the Merger, each Share, issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than (i) Shares held by Adamas (or held in Adamas’ treasury) immediately prior to the Effective Time, (ii) any Shares held by Supernus, Purchaser or any other direct or indirect wholly owned subsidiary of Supernus immediately prior to the Effective Time (see Section 8 — “Certain Information Concerning Supernus and Purchaser”), or (iii) Shares held by any stockholder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL and who, as of the Effective Time, has neither effectively withdrawn nor lost its rights to such appraisal and payment under the DGCL with respect to such Shares) will be converted into the right to receive the Offer Price, without interest, from Purchaser (the “Merger Consideration”), subject to any withholding of taxes required by applicable laws.
Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for Shares.
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction or waiver of, among other conditions: (1) the Minimum Condition (as defined below Section 15 — “Conditions of the Offer”) and (2) the Antitrust Condition (as defined below in Section 15 — “Conditions of the Offer”). The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer.

The board of directors of Adamas (the “Adamas Board”) among other things has unanimously: (1) determined that the Merger Agreement, the CVR Agreement and the transactions contemplated thereby (including the Offer and the Merger, the “Transactions”), are advisable and fair to, and in the best interest of, Adamas and its stockholders; (2) authorized and approved the execution, delivery and performance by Adamas of the Merger Agreement and the consummation of the Transactions, including, without limitation, the Offer and the Merger, on the terms and subject to the conditions contained in the Merger Agreement; (3) authorized the Merger to be effected under Section 251(h) of the DGCL; and (4) resolved to recommend that the holders of the Shares tender their Shares to Purchaser pursuant to the Offer.
THE ADAMAS BOARD HAS RECOMMENDED THAT YOU TENDER ALL OF YOUR SHARES TO PURCHASER PURSUANT TO THE OFFER.
A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page i of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.
NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.
October 25, 2021

IMPORTANT
If you wish to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you must either (i) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions contained in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”) together with certificates representing the Shares tendered or prepare an Agent’s Message (as defined below) by following the procedure for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” in each case prior to one minute following 11:59 p.m., Eastern Time, on November 23, 2021 (the “Expiration Date,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event the “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire) or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to the Purchaser before the Expiration Date.
The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date.
Questions and requests for assistance should be directed to the Information Agent (as defined below in the “Summary Term Sheet”) at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer also may be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer may be found at www.sec.gov. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET
Supernus Reef, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Supernus Pharmaceuticals, Inc., a Delaware corporation (“Supernus”), is making an offer to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Adamas Pharmaceuticals, Inc. a Delaware corporation (“Adamas”), in exchange for (a) $8.10 per Share, in cash, without interest and less any applicable withholding taxes (the “Cash Amount”), plus (b) two non-transferable and non-tradable contingent value rights per Share (each, a “CVR”), each of which represents the right to receive $0.50 in cash, less any applicable withholding taxes and without interest, which amount will become payable, if at all, if specified milestones are achieved prior to December 31, 2024 and December 31, 2025, as applicable (the “Offer Price”), as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal and the other exhibits to the Tender Offer Statement on Schedule TO (the “Schedule TO” which, collectively with the Offer to Purchase, Letter of Transmittal and with any amendments, supplements or modifications thereto, collectively constitute the “Offer”).
The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. This Summary Term Sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Adamas contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided to Supernus and Purchaser by Adamas or has been taken from, or is based upon, publicly available documents or records of Adamas on file with the Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Supernus and Purchaser have not independently verified the accuracy and completeness of such information.
Securities Sought	Subject to certain conditions, including the satisfaction of the Minimum Condition (as described in Section 15 — “Conditions of the Offer”), all of the issued and outstanding shares of common stock, par value $0.001 per share, of Adamas (other than Excluded Shares and Dissenting Shares (as defined in the Merger Agreement)).
Price Offered Per Share	(a) $8.10, in cash, without interest and less any applicable withholding taxes (the “Cash Amount”), plus (b) two non-transferable and non-tradable contingent value rights per Share (each, a “CVR”), each of which represents the right to receive $0.50 in cash, less any applicable withholding taxes and without interest, which amount will become payable, if at all, if specified milestones are achieved prior to December 31, 2024 and December 31, 2025, as applicable (the Cash Amount, plus two CVRs per Share, collectively, or any higher amount per Share paid pursuant to the Offer, the “Offer Price”).
Scheduled Expiration of Offer	One minute following 11:59 p.m., Eastern Time, on November 23, 2021, unless otherwise agreed to in writing by Supernus and Adamas (such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”) or earlier terminated.
Purchaser	Supernus Reef, Inc., a Delaware corporation and wholly owned subsidiary of Supernus.

i

Adamas Board Recommendation:
The board of directors of Adamas (the “Adamas Board”) has: (1) determined that the Merger Agreement, the CVR Agreement and the Transactions (as defined below), including the Offer and the Merger, are advisable and fair to, and in the best interest of, Adamas and its stockholders; (2) authorized and approved the execution, delivery and performance by Adamas of the Merger Agreement and the consummation of the Transactions, including, without limitation, the Offer and the Merger, on the terms and subject to the conditions contained in the Merger Agreement; (3) authorized the Merger to be effected under Section 251(h) of the DGCL; and (4) resolved to recommend that the holders of the Shares tender their Shares to Purchaser pursuant to the Offer, subject to the right of the Adamas Board to withdraw or modify its recommendation in accordance with the terms of the Merger Agreement. The execution and delivery of the Merger Agreement and CVR Agreement and all of the transactions contemplated by the Merger Agreement and CVR Agreement, including the Offer and the Merger, are collectively referred to as the “Transactions.”

Who is offering to buy my securities?
Supernus Reef, Inc., a Delaware corporation and wholly owned subsidiary of Supernus, is offering to buy all issued and outstanding Shares (other than Excluded Shares and Dissenting Shares (as defined in the Merger Agreement)) in exchange for the Offer Price. Supernus Reef, Inc. was formed solely for the purpose of facilitating an acquisition of Adamas by Supernus pursuant to the Agreement and Plan of Merger, dated as of October 10, 2021 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Purchaser, Supernus and Adamas. See the “Introduction” to this Offer to Purchase and Section 11 — “The Merger Agreement; CVR Agreement.”
Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Supernus. We use the term “Purchaser” to refer to Supernus Reef, Inc. alone, the term “Supernus” to refer to Supernus Pharmaceuticals, Inc. alone and the term “Adamas” to refer to Adamas Pharmaceuticals, Inc.
See Section 8 — “Certain Information Concerning Supernus and Purchaser.”
What is the class and amount of securities sought pursuant to the Offer?
Purchaser is offering to purchase all of the issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer and the term “Shares” to refer to the Shares that are the subject of the Offer.
See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Adamas. Following the consummation of the Offer, we intend to complete the Merger (as defined below) as soon as practicable. Upon completion of the Merger, Adamas will become a wholly owned subsidiary of Supernus. In addition, after completion of the Merger we intend to cause the Shares to be delisted from The Nasdaq Stock Market LLC (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
See Section 12 — “Purpose of the Offer; Plans for Adamas.”

Who can participate in the Offer?
The Offer is open to all record holders and beneficial owners of Shares.
How much are you offering to pay?
Purchaser is offering to pay (a) $8.10 per Share, in cash, without interest and less any applicable withholding taxes, plus (b) two CVRs per Share, each of which represents the right to receive $0.50 in cash, less any applicable withholding taxes and without interest, which amount will become payable, if at all, if specified milestones are achieved prior to December 31, 2024 and December 31, 2025, as applicable.
See the “Introduction” to this Offer to Purchase.
Will I have to pay any fees or commissions?
If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.
See the “Introduction” to this Offer to Purchase and Section 18 — “Fees and Expenses.”
Is there an agreement governing the Offer?
Yes. Adamas, Supernus and Purchaser have entered into an Agreement and Plan of Merger, dated October 10, 2021 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the Offer and the subsequent merger of Purchaser with and into Adamas, with Adamas surviving such merger as a wholly owned subsidiary of Supernus, in accordance with Section 251(h) of the DGCL and on the terms and subject to the conditions set forth in the Merger Agreement, if the Offer is completed (such merger, the “Merger”).
See Section 11 — “The Merger Agreement; CVR Agreement” and Section 15 — “Conditions of the Offer.”
What is the CVR and how does it work?
Each CVR represents a non-transferable and non-tradable contractual contingent right to receive a cash payment of $0.50, without interest and less any required withholding taxes, upon the achievement of the applicable milestone (each such amount, a “Milestone Payment”) in accordance with the terms of a Contingent Value Rights Agreement to be entered into among Supernus and a rights agent mutually agreeable to Supernus and Adamas (the “CVR Agreement”), which will be executed by the time payment for such number of Shares validly tendered and not validly withdrawn pursuant to the Offer as satisfies the Minimum Condition is accepted (the “Offer Acceptance Time”). One Milestone Payment is payable (subject to certain terms and conditions) upon the first occurrence of the achievement of aggregate worldwide Net Sales of the Product (each as defined in the CVR Agreement) in excess of $150,000,000 during any consecutive 12-month period ending on or before December 31, 2024 (“Milestone 2024”). Another Milestone Payment is payable (subject to certain terms and conditions) upon the first occurrence of the achievement of aggregate worldwide Net Sales of the Product (each as defined in the CVR Agreement) in excess of $225,000,000 during any consecutive 12-month period ending on or before December 31, 2025 (“Milestone 2025” and, together with Milestone 2024, the “Milestones”). Each Milestone may only be achieved once. The maximum amount payable with respect to the two CVRs issued in respect to each Share is $1.00 in the aggregate.
The rights to payment described above are solely contractual rights governed by the terms and conditions of the CVR Agreement. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership interest in Supernus, Purchaser, or Adamas. No interest will accrue or be payable in respect of any of the amounts that may be payable in respect of the CVRs. As a holder of CVRs, you will have no greater rights against Supernus than those accorded to general, unsecured creditors with respect to the Milestone Payment amounts that may be payable. For more information on the CVRs, see Section 11 — “The Merger Agreement; CVR Agreement.”
Is it possible that no Milestone Payments will become payable to me as a holder of CVRs?
Yes. It is possible that neither Milestone described above will be achieved, in which case you will receive only the Cash Amount for any Shares you tender in the Offer and no payment with respect to the CVRs. It is not possible to predict whether a payment will become payable with respect to either of the CVRs. The CVR Agreement requires Supernus to undertake “Diligent Efforts” (as defined in the CVR Agreement) to achieve the Milestones, but there can be no assurance that the Milestones will be achieved or that the payments described above will be made.
For more information on the CVRs, see Section 11 — “The Merger Agreement; CVR Agreement.”
May I transfer my CVRs?
The CVRs will not be transferable by you except:
•
upon your death by will or intestacy;

•
pursuant to a court order;

•
by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity that in each case is a holder;

•
in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable, by the Depository Trust Company;

•
by distribution of a partnership or limited liability company to its partners or members, as applicable; or

•
by your abandonment of your CVRs to Supernus or any of its affiliates via delivery of a written abandonment notice to Supernus.

What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?
The receipt of cash and CVRs in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss recognized, and the timing and character of such gain or loss, depend on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. Supernus intends to treat a stockholder’s receipt of the CVRs pursuant to the Offer or the Merger for all U.S. federal and applicable state and local income tax purposes as additional consideration paid for the Shares pursuant to the Offer or the Merger. See Section 5 — “Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax treatment of the Offer and the Merger.
We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).
Do you have the financial resources to pay for all of the Shares that Purchaser is offering to purchase pursuant to the Offer?
Yes. We estimate that we will need approximately $409 million to purchase all of the Shares pursuant to the Offer to complete the Merger and to pay estimated related transaction fees and expenses, if necessary. Supernus will provide us with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and to provide funding for the Merger. In addition, Supernus will need approximately $50 million to pay the maximum aggregate amount that the holders of CVRs may be entitled to receive if the Milestones are achieved. Supernus has or will have available to it, through a variety of sources, including cash on hand, funds necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the Transactions. The Offer is not conditioned upon Supernus’s or the Purchaser’s ability to finance the purchase of the Shares pursuant to the Offer.
See Section 9 — “Source and Amount of Funds.”
Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?
No. We do not think Purchaser’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the Offer is being made for all issued and outstanding Shares solely for cash (including the right to receive any amounts payable with respect to the CVRs, which will be paid in cash);

•
through Supernus, we will have sufficient funds available to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and, if we consummate the Offer and the Merger, all Shares converted into the right to receive the Offer Price in the Merger, as well as the funds available to pay the maximum aggregate amount that your CVRs may be entitled to receive;

•
the CVRs represent contractual contingent obligations of Supernus, and not Purchaser, as Supernus will enter into the CVR Agreement with a rights agent mutually agreeable to Supernus and Adamas, which will be executed by the Offer Acceptance Time; and

•
the Offer and the Merger are not subject to any financing or funding condition.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; CVR Agreement.”
Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?
Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 — “Conditions of the Offer,” including, among other conditions, the Minimum Condition. The “Minimum Condition” means that there shall have been validly tendered (and not validly withdrawn) prior to the expiration of the Offer that number of Shares that, when added to any Shares then beneficially owned by Supernus, Purchaser or any other subsidiary of Supernus (see Section 8 — “Certain Information Concerning Supernus and Purchaser”), would represent a majority of the Shares outstanding as of the Expiration Date. See Section 15 — “Conditions of the Offer.”
How long do I have to decide whether to tender my Shares in the Offer?
You will have until one minute following 11:59 p.m., Eastern Time, on the Expiration Date to tender your Shares in the Offer. The term “Expiration Date” means November 23, 2021, unless the expiration of the Offer is extended to a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional period of time to tender your Shares.
See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and under what circumstances?
Yes. The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Supernus is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides:
(i)   if, at the scheduled Expiration Date, any Offer Condition (as defined in Section 15 — “Conditions of the Offer”) has not been satisfied or waived, Purchaser may, in its

v

discretion (and without the consent of Adamas or any other person) extend the Offer for one or more consecutive increments of up to ten business days each, until such time as such conditions have been satisfied or waived;
(ii)   Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer and for one or more consecutive increments of up to ten business days each, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) has expired or been terminated; and
(iii)   if, as of the scheduled Expiration Date, each Offer Condition (other than the Minimum Condition and other than any such conditions that by their nature are to be satisfied at the Expiration Date) has been satisfied or waived and the Minimum Condition has not been satisfied, at the request of Adamas, Purchaser shall extend the Offer for ten business days;
provided, however, in no event will Purchaser or Supernus be required to (and Supernus will not be required to cause Purchaser to) extend the expiration of the Offer for more than 20 business days in the aggregate; and provided further that Purchaser shall not be required to extend the Offer beyond the earlier to occur of (1) the valid termination of the Merger Agreement and (2) the first business day immediately following February 10, 2022 (the earlier of clauses (1) and (2), the “Extension Deadline”).
In each case, Purchaser is not permitted to extend the Offer beyond the Extension Deadline and may only do so with Adamas’ consent. The “Extension Deadline” means the earlier of (1) the valid termination of the Merger Agreement and (2) the first business day immediately following February 10, 2022, unless otherwise extended pursuant to the terms of the Merger Agreement, as summarized below in Section 11 — “The Merger Agreement; CVR Agreement — Termination.”
See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; CVR Agreement.”
Will there be a subsequent offering period?
No, the Merger Agreement does not provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act without the prior written consent of Adamas.
See Section 1 — “Terms of the Offer.”
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, which is the depositary for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Date.
See Section 1 — “Terms of the Offer.”
What are the most significant conditions to the Offer?
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction or waiver of a number of conditions by one minute following 11:59 p.m., Eastern Time, on the Expiration Date of the Offer, including, among other conditions:
•
the Minimum Condition (as defined below in Section 15 — “Conditions of the Offer”);

•
the No Legal Prohibition Condition (as defined below in Section 15 — “Conditions of the Offer”);

•
the Antitrust Condition (as defined below in Section 15 — “Conditions of the Offer”);

•
the accuracy of Adamas’ representations and warranties set forth in the Merger Agreement, and the performance of Adamas’ covenants set forth in the Merger Agreement, in each case in certain respects, to specified standards of materiality; and

•
the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 — “Conditions of the Offer.” The Offer is not subject to any financing condition.
How do I tender my Shares?
If you hold your Shares directly as the registered owner and such Shares are represented by stock certificates or book entry at the agent, you may tender your Shares in the Offer by delivering the certificates representing your Shares (if applicable), together with a properly completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal (or in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents), to the Depositary, not later than the Expiration Date. If you hold your Shares through a bank or broker and they are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, not later than the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase.
We are not providing for guaranteed delivery procedures. Therefore, Adamas stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company, which is earlier than one minute following 11:59 p.m., Eastern Time, on the Expiration Date. In addition, for Adamas stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or in the case of a book- entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents) must be received by the Depositary prior to one minute following 11:59 p.m., Eastern Time, on the Expiration Date. Adamas stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.
If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.
See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
If I accept the Offer, how will I get paid?
If the conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate Cash Amount for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting payments, subject to any withholding taxes required by applicable law, to tendering stockholders whose Shares have been accepted for payment. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
You may withdraw your previously tendered Shares at any time until one minute following 11:59 p.m., Eastern Time, on the Expiration Date. In addition, if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after December 24, 2021, the 60th day after commencement of the Offer, until we accept your Shares for payment, pursuant to Section 14(d)(5) of the Exchange Act.
See Section 4 — “Withdrawal Rights.”
How do I withdraw previously tendered Shares?
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered

Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.
See Section 4 — “Withdrawal Rights.”
Has the Offer been approved by the Board of Directors of Adamas?
Yes. The Adamas Board, among other things, has unanimously: (1) determined that the Merger Agreement, the CVR Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, Adamas and its stockholders; (2) authorized and approved the execution, delivery and performance by Adamas of the Merger Agreement and the consummation of the Transactions, including, without limitation, the Offer and the Merger, on the terms and subject to the conditions contained in the Merger Agreement; (3) authorized the Merger to be effected under Section 251(h) of the DGCL; and (4) resolved to recommend that the holders of the Shares tender their Shares to Purchaser pursuant to the Offer, subject to the right of the Adamas Board to withdraw or modify its recommendation in accordance with the terms of the Merger Agreement.
Descriptions of the reasons for the Adamas Board’s recommendation and approval of the Offer are set forth in Adamas’ Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being sent to you. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Recommendation of the Adamas Board” and “Background of the Offer and the Merger.”
If Shares tendered pursuant to the Offer are purchased by Purchaser, will Adamas continue as a public company?
No. We expect to complete the Merger as soon as practicable following the consummation of the Offer. Once the Merger takes place, Adamas will be a wholly owned subsidiary of Supernus. Following the Merger, we will cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.
See Section 13 — “Certain Effects of the Offer.”
Will a meeting of Adamas’ stockholders be required to approve the Merger?
No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation which has a class or series of stock listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:
•
the agreement of merger expressly requires that the merger shall be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•
an acquiring corporation consummates a tender offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger; provided, however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or any class or series thereof, and such offer many exclude any excluded stock;

•
immediately following the consummation of the tender offer, the stock that the acquiring corporation irrevocably accepts for purchase, together with the stock otherwise owned by the acquiring corporation or its affiliates, equals at least the percentage of shares of each class of stock of such constituent corporation that would otherwise be required to adopt the agreement of merger for such constituent corporation;

•
the acquiring corporation merges with or into such constituent corporation pursuant to such agreement of merger; and

•
each outstanding share (other than shares of excluded stock) of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into, or into the right to receive, the same amount and type of consideration in the merger as was payable in the tender offer.

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of Adamas’ stockholders and without a vote or any further action by the stockholders.
If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?
If the Offer is consummated and there are no legal restraints preventing or prohibiting the Merger, Purchaser is required under the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than (i) Shares owned by Adamas (or held in Adamas’ treasury) immediately prior to the Effective Time, (ii) any Shares owned by Supernus, Purchaser or any wholly owned subsidiary of Supernus immediately prior to the Effective Time (see Section 8 — “Certain Information Concerning Supernus and Purchaser”), or (iii) Shares held by any stockholder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL and who, as of the Effective Time, has neither effectively withdrawn nor lost its rights to such appraisal and payment under the DGCL with respect to such Shares) will be cancelled and converted into the right to receive the Offer Price from Purchaser.
If the Merger is completed, Adamas’ stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same Offer Price per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer and you comply in all respects with Section 262 of the DGCL. See Section 17 — “Appraisal Rights.”
However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of Adamas’ stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from Nasdaq and Adamas will no longer be required to make filings with the SEC under the Exchange Act, or will otherwise not be required to comply with the rules relating to publicly held companies to the same extent as it is now.
See the “Introduction” to this Offer to Purchase, Section 11 — “The Merger Agreement; CVR Agreement” and Section 13 — “Certain Effects of the Offer.”
What will happen to my stock options and restricted stock in the Offer?
The Offer is being made only for Shares, and not for outstanding stock options granted by Adamas. Each option to purchase Shares granted by Adamas pursuant to an Adamas equity plan (each, an “Adamas Option”) that is outstanding as of immediately prior to the Offer Acceptance Time shall automatically accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Offer Acceptance Time.
Each Adamas Option that is outstanding as of immediately prior to the Offer Acceptance Time shall automatically accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Offer Acceptance Time. At the Effective Time, each Adamas Option which has a per Share exercise price that is less than the Offer Price will be cancelled and converted into the right to receive (A) an amount in cash equal to the product of (a) the total number of Shares subject to such fully vested Adamas Option immediately prior to the Effective Time, multiplied by (b) the excess, if any, of (x) the Cash Amount minus (y) the exercise price payable per Share under such Adamas Option immediately prior to the

Effective Time, such amount to be paid, minus any applicable withholding taxes, in accordance with the Merger Agreement; and (B) two CVRs for each Share subject to such Adamas Option immediately prior to the Effective Time.
At the Effective Time, each Adamas Option that has a per share exercise price that is equal to or more than the Cash Amount at the Effective Time shall be cancelled and retired and shall cease to exist without any consideration payable therefor whether before or after the Effective Time.
At the Offer Acceptance Time, each Adamas restricted stock award that is outstanding immediately prior to the Offer Acceptance Time (each, an “Adamas RSU Award”) will automatically accelerate and become fully vested as of immediately prior to, and contingent upon, the Offer Acceptance Time. Each Adamas RSU Award that is then outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled and converted into the right to receive (A) an amount in cash equal to the product of (a) the total number of Shares subject to such fully vested Adamas RSU Award immediately prior to the Effective Time, multiplied by (b) the Cash Amount, such amount to be paid, minus any applicable withholding taxes, in accordance with the Merger Agreement; and (B) two CVRs for each Share subject to such Adamas RSU Award immediately prior to the Effective Time.
See Section 11 — “The Merger Agreement; CVR Agreement.”
What is the market value of my Shares as of a recent date?
On October 9, 2021, the last full day of trading before we announced the Merger Agreement, the reported closing sale price of the Shares on Nasdaq was $4.61 per Share. On October 22, 2021, the last full day of trading before commencement of the Offer, the reported closing sale price of the Shares on Nasdaq was $8.00 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.
See Section 6 — “Price Range of Shares; Dividends on the Shares.”
Will I have appraisal rights in connection with the Offer?
No appraisal rights will be available to holders of Shares who tender such Shares in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise), will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, thereon. The “fair value” could be greater than, less than or the same as the Offer Price.
See Section 17 — “Appraisal Rights.”
Whom should I call if I have questions about the Offer?
You may call D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), toll free at (800) 549-6697. See the back cover of this Offer to Purchase for additional contact information.

x

INTRODUCTION
Supernus Reef, Inc., a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Supernus Pharmaceuticals, Inc., a Delaware corporation (“Supernus”), is offering to purchase all of the outstanding shares of common stock, par value, $0.001 per share (the “Shares”), of Adamas Pharmaceuticals, Inc., a Delaware corporation (“Adamas”), in exchange for (a) $8.10 per Share, in cash, without interest and less any applicable withholding taxes, plus (b) two non-transferable and non-tradable contingent value rights per Share (each, a “CVR”), each of which represents the right to receive $0.50 in cash, less any applicable withholding taxes and without interest, which amount will become payable, if at all, if specified milestones are achieved prior to December 31, 2024 and December 31, 2025, as applicable (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and other related materials, as each may be amended, supplemented or modified from time to time, collectively constitute the “Offer”).
The Offer is being made pursuant to an Agreement and Plan of Merger, dated October 10, 2021 (as it may be amended from time to time, the “Merger Agreement”), by and among Adamas, Supernus and Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into Adamas pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with Adamas continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Supernus (the “Merger”). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than (i) Shares owned by Adamas (or held in Adamas’ treasury) immediately prior to the Effective Time, (ii) any Shares owned by Supernus, Purchaser or any wholly owned subsidiary of Supernus immediately prior to the Effective Time (see Section 8 — “Certain Information Concerning Supernus and Purchaser”), or (iii) Shares held by any stockholder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL and who, as of the Effective Time, has neither effectively withdrawn nor lost its rights to such appraisal and payment under the DGCL with respect to such Shares, the “Dissenting Shares”) will be cancelled and converted into the right to receive the Offer Price from Purchaser (the “Merger Consideration”), subject to any withholding taxes required by applicable law.
Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.
The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; CVR Agreement.”
Tendering stockholders who are record owners of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.
The Adamas Board has: (1) determined that the Merger Agreement, the CVR Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, Adamas and its stockholders; (2) authorized and approved the execution, delivery and performance by Adamas of the Merger Agreement and the consummation of the Transactions, including, without limitation, the Offer and the Merger, on the terms and subject to the conditions contained in the Merger Agreement; (3) authorized the Merger to be effected under Section 251(h) of the DGCL; and (4) resolved to recommend that the holders of the Shares tender their Shares to Purchaser pursuant to the Offer, subject to the right of the Adamas Board to withdraw or modify its recommendation in accordance with the terms of the Merger Agreement.
Descriptions of the Adamas Board’s reasons for authorizing and approving the Merger Agreement and the consummation of the Transactions are set forth in Adamas’ Solicitation/Recommendation Statement on the Schedule 14D-9 (the “Schedule 14D-9”), which is being sent to you. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 under the sub-headings “Background of the Offer and the Merger” and “The Adamas Board’s Reasons for the Offer and the Merger.”
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction or waiver of, among other conditions: (i) the Minimum Condition (as defined below in Section 15 — “Conditions of the Offer”), (ii) the No Legal Prohibition Condition (as defined below in Section 15 — “Conditions of the Offer”), (iii) the Antitrust Condition (as defined below in Section 15 — “Conditions of the Offer”) and (iv) the accuracy of Adamas’ representations and warranties set forth in the Merger Agreement, and the performance of Adamas’ covenants set forth in the Merger Agreement, in each case in certain respects, to specified standards of materiality. The Offer also is subject to other conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer.
Adamas has advised Supernus that at a meeting of the Adamas Board held on October 10, 2021, Lazard Freres & Co. LLC (“Lazard”) rendered to the Adamas Board its oral opinion and subsequently confirmed in its written opinion dated October 10, 2021, to the effect that, as of the date of such written opinion and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken set forth therein, the Offer Price and the Merger Consideration to be paid to the holders of Shares (other than Shares that are held in Adamas’ treasury or owned by Adamas, any Shares owned by Supernus, Purchaser or any direct or indirect subsidiary of Supernus or Purchaser (see Section 8 — “Certain Information Concerning Supernus and Purchaser”) and Dissenting Shares) pursuant to the Offer and the Merger was fair, from a financial point of view, to such holders. The full text of the written opinion of Lazard sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion and is attached as Annex A to the Schedule 14D-9.
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER
1.
Terms of the Offer

Purchaser is offering to purchase all of the outstanding Shares at the Offer Price. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, promptly after the Expiration Date, pay for all Shares validly tendered prior to one minute following 11:59 p.m., Eastern Time, on the Expiration Date and not validly withdrawn as described in Section 4 — “Withdrawal Rights.”
The Offer is conditioned upon, among other things, the satisfaction or waiver of the Minimum Condition and the other conditions described in Section 15 — “Conditions of the Offer.”
The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer. Specifically, the Merger Agreement provides that:
(i)   if, at the scheduled Expiration Date, any Offer Condition has not been satisfied or waived, Purchaser may extend the Offer for one or more consecutive increments of up to ten business days each, until such time as such conditions have been satisfied or waived;
(ii)   Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer and for one or more consecutive increments of up to ten business days each, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) has expired or been terminated;
(iii)   if, as of the scheduled Expiration Date, each Offer Condition (other than the Minimum Condition and other than any such conditions that by their nature are to be satisfied at the Expiration Date) has been satisfied or waived and the Minimum Condition has not been satisfied, at the request of Adamas, Purchaser shall extend the Offer for ten business days;
provided, however, in no event will Purchaser or Supernus be required to (and Supernus will not be required to cause Purchaser to) extend the expiration of the Offer for more than 20 business days in the aggregate; and provided further that Purchaser shall not be required to extend the Offer beyond the earlier to occur of (1) the valid termination of the Merger Agreement and (2) the first business day immediately following February 10, 2022 (the earlier of clauses (1) and (2), the “Extension Deadline”).
In each case, Purchaser is not permitted to extend the Offer beyond the Extension Deadline and may only do so with Adamas’ consent. The “Extension Deadline” means the earlier of (1) the valid termination of the Merger Agreement and (2) the first business day immediately following February 10, 2022, unless otherwise extended pursuant to the terms of the Merger Agreement, as summarized below in Section 11 — “The Merger Agreement; CVR Agreement — Termination.”
If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
Purchaser expressly reserves the right to waive, in its sole discretion, in whole or in part, any Offer Condition or modify the terms of the Offer, except that Adamas’ prior written consent is required for Purchaser to:
(i)   decrease the Offer Price;
(ii)   change the form of consideration payable in the Offer;

(iii)   decrease the maximum number of Shares sought pursuant to the Offer;
(iv)   impose conditions or requirements to the Offer in addition to the conditions set forth in the Merger Agreement;
(v)   amend or modify any Offer Condition in a manner that adversely affects any holder of Shares or that could, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Supernus or Purchaser to consummate the Offer, the Merger or the other Transactions;
(vi)   amend, modify, change or waive the Minimum Condition, the Termination Condition or the No Legal Prohibition Condition (in each case, as defined in Section 15 — “Conditions of the Offer”);
(vii)   provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act;
(viii)   amend or modify the terms of the CVRs or the CVR Agreement; or
(ix)   terminate the Offer or accelerate, extend or otherwise change the Expiration Date, except as otherwise provided in the Merger Agreement.
Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to holders of Shares and investor response.
If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether such Shares were tendered before or after the announcement of the increase in consideration.
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction or waiver of the Offer Conditions. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to, and Supernus shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any tendered Shares if any of the Offer Conditions has not been satisfied or waived at one minute following 11:59 p.m., Eastern Time, on the scheduled Expiration Date of the Offer. Under certain circumstances described in the Merger Agreement, Supernus or Adamas may terminate the Merger Agreement.
Adamas has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares, whose names appear on the Adamas stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
2.
Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of all of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” we will irrevocably accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly as practicable after expiration of the Offer (which shall be the business day after expiration of the Offer absent extenuating circumstances and, in any event, shall not be more than three business days after expiration of the Offer). Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, and with the Merger Agreement, for a description of our rights and obligations to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation, see Section 1 — “Terms of the Offer” and Section 16 — “Certain Legal Matters; Regulatory Approvals.”
In all cases, we will pay for Shares validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depositary.
The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Cash Amount for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the Offer Price for Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making such payment.
At or prior to such time as Purchaser accepts for purchase and pays for the Shares tendered in the Offer after the Expiration Date, Supernus will execute a Contingent Value Rights Agreement with a rights agent mutually agreeable to Adamas and Supernus (the “CVR Agreement”) governing the terms of the CVRs. Neither Purchaser nor Supernus will be required to deposit any funds related to the CVRs with the rights agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. For more information on the CVRs, see Section 11 — “The Merger Agreement; CVR Agreement.”

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased shares will be promptly returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC) following the expiration or termination of the Offer.
3.
Procedures for Accepting the Offer and Tendering Shares

Valid Tenders.   In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents) must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the expiration of the Offer.
Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary.
No Guaranteed Delivery.   We are not providing for guaranteed delivery procedures. Therefore, Adamas stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company, which is earlier than one minute following 11:59 p.m., Eastern Time, on the Expiration Date. In addition, for Adamas stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents) must be received by the Depositary prior to one minute following 11:59 p.m., Eastern Time, on the Expiration Date. Adamas stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.
Signature Guarantees for Shares.   No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the cover of the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depositary.
THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF SHALL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Tender Constitutes Binding Agreement.   The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity.   The Depositary will examine each document received from stockholders for the tender of Shares (including, if applicable, Share Certificates, the Letter of Transmittal and other required documents) and each notice of withdrawal to determine whether such tender or withdrawal may be defective. In the event the Depositary reasonably concludes that any such document or notice has been improperly completed, executed or transmitted or if some other defect or irregularity exists in connection with a tender of Shares or a withdrawal of tender of Shares, if applicable, the Depositary is authorized to notify the person tendering or withdrawing such Shares of the existence of such defect or irregularity and to take such commercially reasonable actions as are necessary to cause such defect or irregularity to be corrected. If such actions prove to be unsuccessful, the Depositary shall consult with the Purchaser for instructions as to the number of Shares, if any, it is authorized to accept for tender or withdrawal of tender. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Supernus or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement and the rights of holders of Shares to challenge any interpretation with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.
Appointment as Proxy.   By executing the Letter of Transmittal (or, in the case of a book-entry transfer, delivering an Agent’s Message in lieu of a Letter of Transmittal) as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). Upon the effectiveness of such appointment, the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Adamas’ stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of Adamas.
Options and Restricted Stock.   The Offer is being made only for Shares, and not for outstanding stock options granted by Adamas. Holders of certain outstanding stock options granted by Adamas, whether vested or unvested, will receive payment for such stock options following the Effective Time as provided in the Merger Agreement without participating in the Offer. Each share of restricted stock units issued by Adamas that is outstanding immediately prior to the Effective Time will be converted, at the Effective Time, into the right to receive the Offer Price under the terms and conditions set forth in the Merger Agreement.
Information Reporting and Backup Withholding.   Payments made to stockholders of Adamas in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger (currently at a rate of 24%). To avoid backup withholding, any stockholder that is a U.S. person that does not otherwise establish an exemption from U.S. federal backup withholding should complete, sign and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Any stockholder that is not a U.S. person should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
4.
Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after December 24, 2021, the

60th day after commencement of the Offer, until Purchaser accepts your Shares for payment, pursuant to Section 14(d)(5) of the Exchange Act.
For a withdrawal of Shares to be effective, the Depositary must timely receive a written notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.
Withdrawals of tenders of Shares may not be rescinded and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.
Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Supernus or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.
5.
Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the Offer and the Merger to Adamas stockholders whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash and CVRs in the Merger. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, each in effect as of the date of this Offer, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
This summary applies only to Adamas stockholders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a stockholder in light of its particular circumstances, or that may apply to stockholders subject to special treatment under U.S. federal income tax laws (e.g., regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, stockholders that are, or hold Shares through, partnerships or other pass-through entities or branches for U.S. federal income tax purposes, U.S. Holders (as defined below) whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, Non-U.S. Holders (as defined below) that own or have owned (or are deemed to own or have owned) within the past five years 5% or more of the outstanding Shares, stockholders holding Shares as part of a straddle, hedging, constructive sale or conversion transaction, stockholders holding Shares as qualified small business stock for purposes of Sections 1045 and/or 1202 of the Code, stockholders who exercise their appraisal rights in the Merger, and stockholders who received their

Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation). In addition, this discussion does not address any tax consequences arising under the Medicare contribution tax on net investment income, the alternative minimum tax, or the special tax accounting rules under Section 451(b) of the Code (requiring certain stockholders to recognize income or gain with respect to the Offer or the Merger no later than such income or gain is required to be reported on an applicable financial statement), nor does it address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.
For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.
For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor an entity classified as a partnership for U.S. federal income tax purposes.
If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.
Because individual circumstances may differ, each stockholder should consult its own tax advisor as to the applicability and effect of the rules discussed below and the particular tax effects of the Offer and the Merger to it, including the application and effect of the alternative minimum tax and any U.S. federal, state, local and non-U.S. tax laws.
Tax Consequences to U.S. Holders
The exchange of Shares for cash and CVRs pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and potential character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. The installment method of reporting any gain attributable to the receipt of or payments on the CVRs generally will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger because the Shares are traded on an established securities market. The receipt of the CVRs pursuant to the Offer or the Merger might be treated as a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, each as discussed below. Pursuant to U.S. Treasury regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and include the fair market value of the CVRs as additional consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an “open transaction” for purposes of determining gain or loss. These Treasury regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. There is no legal authority directly addressing whether contingent payment rights with characteristics similar to the rights under the CVRs should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. Accordingly, U.S. Holders are urged to consult their own tax advisors regarding this issue. Supernus intends to treat the CVRs received with respect to the Shares pursuant to the Offer or the Merger for all U.S. federal and applicable state and local income tax purposes as additional consideration paid for the Shares pursuant to the Offer or the Merger as part of a “closed transaction.”

Treatment as Closed Transaction.   If the receipt of the CVRs is part of a closed transaction for U.S. federal income tax purposes, a U.S. Holder who sells Shares pursuant to the Offer or receives cash and CVRs in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged pursuant to the Merger. The proper method to determine the fair market value of the CVRs is not clear, but it is possible that the trading value of Adamas’ common stock would be considered along with other factors in making that determination. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.
A U.S. Holder’s initial tax basis in the CVRs received in either the Offer or the Merger would equal the fair market value of the CVRs as determined for U.S. federal income tax purposes. The holding period for the CVRs would begin on the day following the date of the closing of the Offer or the Effective Time, as the case may be. In addition, any IRS Form 1099-B that a U.S. Holder receives with respect to payments on the CVRs may reflect the entire amount of the CVR payments made to the U.S. Holder (other than imputed interest), and therefore may not take into account the fact that the U.S. Holder already included the value of the such payments in such U.S. Holder’s amount realized in the year of the Offer or the Merger. As a result, U.S. Holders reporting under the “closed transaction” method should not necessarily rely on the amounts reported to them on IRS Forms 1099-B with respect to the Offer or the Merger. U.S. Holders are urged to consult their tax advisors regarding how to accurately report their income under the “closed transaction” method. On the other hand, Tax information provided to a U.S. Holder and the IRS on IRS Form 1099-B for the year of the Offer or the Merger, as applicable, may reflect both the cash amounts paid to the U.S. Holder in the Offer or the Merger and the fair market value of the CVRs. Holders that treat the Offer or the Merger, as applicable, as an “open transaction” for U.S. federal income tax purposes are urged to consult their own tax advisors regarding how to accurately report their income under this method.
As noted above, there is no legal authority directly addressing the U.S. federal income tax treatment of contingent payment rights with characteristics similar to the rights under the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. It is also possible that, were a payment to be treated as being made with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest, as described below. Supernus intends to treat any payment received by a U.S. Holder in respect of such CVRs (except to the extent any portion of such payment is required to be treated as imputed interest, as described below) as an amount realized on the disposition of the applicable CVR by the U.S. Holder. Assuming that this method of reporting is correct, a U.S. Holder should recognize gain or loss equal to the difference between such payment (less any portion of such payment required to be treated as imputed interest, as described below) and the U.S. Holder’s adjusted tax basis in the applicable CVR. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the applicable CVR for more than one year at the time of such payment. Additionally, a U.S. Holder may recognize loss to the extent of any remaining basis after the expiration of any right to cash payments under the applicable CVR. The deductibility of capital losses is subject to limitations.
Treatment as Open Transaction.   If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, the fair market value of the CVRs would not be treated as additional consideration for the Shares at the time the CVRs are received in the Offer or the Merger, and the U.S. Holder would have no tax basis in the CVRs. Instead, the U.S. Holder would take payments under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A portion of such payments would be treated as imputed interest, as described below, and the balance, in general, as additional consideration for the disposition of the Shares. Payments of cash pursuant to the Offer or the Merger, plus the portion of payments on the CVRs not treated as imputed interest under Section 483 of the Code, generally first will be applied against a U.S. Holder’s adjusted tax basis in the Shares. A U.S. Holder then will recognize capital gain to the extent of any cash received pursuant to the Offer or the Merger and the portion of any payment in respect of the CVRs not treated as imputed interest that is in excess of the U.S. Holder’s adjusted tax basis in the Shares. A U.S. Holder will recognize capital loss to the extent of any remaining basis after the basis recovery described in the previous sentence, although it is possible that such U.S. Holder may not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such U.S. Holder’s abandonment of the U.S. Holder’s CVRs. Any such capital gain or loss will be long-term if the Shares were held for more than one year prior to such disposition. The deductibility of capital losses is subject to certain limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.
Imputed Interest.   If payment with respect to a CVR is made more than one year after the closing of the Offer or the Effective Time (as applicable), a portion of the payment may be treated as imputed interest that is ordinary income to a U.S. Holder. The portion of any payment made with respect to a CVR treated as imputed interest will be determined at the time such payment is made and generally should equal the excess of (i) the amount of the payment in respect of the CVR over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate as the discount rate. A U.S. Holder must include in its taxable income imputed interest using such stockholder’s regular method of accounting for U.S. federal income tax purposes.
Tax Consequences to Non-U.S. Holders
Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “Tax Consequences to U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate) or (ii) the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses).
Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable treaty rate) of the portion of any such payments treated as imputed interest (as discussed above under “Tax Consequences to U.S. Holders — Imputed Interest”), unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents.
Information Reporting, Backup Withholding and FATCA
Information reporting generally will apply to payments to a stockholder pursuant to the Offer or the Merger, unless such stockholder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. In addition, payments with respect to the CVRs may be subject to information reporting and backup withholding. Tax information provided to a U.S. Holder and the IRS on IRS Form 1099-B for the year of the Offer or the Merger, as applicable, may reflect only the cash amounts paid to the U.S. Holder in the Offer or the Merger, and not the fair market value of the CVRs. Accordingly, a U.S. Holder that treats the Offer or the Merger as a “closed transaction” for U.S. federal income tax purposes may receive an IRS Form 1099-B reporting an amount that is less than the amount such U.S. Holder will realize in the year of the Offer or the Merger, as applicable. In addition, any IRS Form 1099-B that a U.S. Holder receives with respect to payments on the CVRs may reflect the entire amount of the CVR payments made to the U.S. Holder (other than imputed interest), and therefore may not take into account the fact that the U.S. Holder already included the value of such payments in such U.S. Holder’s amount realized in the year of the Offer or the Merger, as applicable. As a result, U.S. Holders reporting under the “closed transaction” method should not necessarily rely on the amounts reported to them on IRS Forms 1099-B with respect to the Offer or the Merger, as applicable. U.S. Holders are urged to consult their tax advisors regarding how to accurately report their income under the “closed transaction” method. On the other hand, tax information provided to a U.S. Holder and the IRS on IRS Form 1099-B for the year of the Offer or the Merger, as applicable, may reflect both the cash amounts paid to the U.S. Holder in the Offer or the Merger and the fair market value of the CVRs. U.S. Holders that treat the Offer or the Merger, as applicable, as an “open transaction” for U.S. federal income tax purposes are urged to consult their own tax advisors regarding how to accurately report their income under this method.
Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder (i) provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption and (ii) with respect to payments on the CVRs, provides the rights agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding.
The information reporting and backup withholding rules that apply to payments to a stockholder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.
Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), Supernus or another applicable withholding agent will be required to withhold tax at a rate of 30% on the portion of payments on the CVRs treated as imputed interest and paid to “foreign financial institutions” or “non-financial foreign entities” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. While withholding under FATCA may have also applied to gross proceeds from the sale or other disposition of property of a type that can generate U.S. source interest or dividends, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances. Non-U.S. Holders should consult their tax advisors regarding the possible implications of these rules on their receipt of, and payments with respect to, the CVRs.
6.
Price Range of Shares; Dividends on the Shares

The Shares trade on Nasdaq under the symbol “ADMS.” The following table sets forth the high and low intraday sale prices per Share for each quarterly period within the two preceding fiscal years, as reported by Nasdaq:

	High	Low
Fiscal Year Ended December 31, 2021
Fourth Quarter (through October 22, 2021)	$8.09	$4.48
Third Quarter	$5.90	$4.02
Second Quarter	$6.21	$4.43
First Quarter	$9.15	$4.23
Fiscal Year Ended December 31, 2020
Fourth Quarter	$5.40	$2.96
Third Quarter	$5.55	$2.43
Second Quarter	$3.68	$2.43
First Quarter	$6.13	$1.90
On October 9, 2021, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on Nasdaq was $4.61 per Share. On October 22, 2021, the last full day of trading before commencement of the Offer, the closing price of the Shares on Nasdaq was $8.00 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.
Adamas has never declared or paid cash dividends on the Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future.
7.
Certain Information Concerning Adamas

The summary information set forth below is qualified in its entirety by reference to Adamas’ public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings and other publicly available information. Neither Supernus nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Supernus nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning Adamas, whether furnished by Adamas or contained in such filings, or for any failure by Adamas to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Supernus or Purchaser.
General.   Adamas is a Delaware corporation focused on growing a portfolio of therapies to address a range of neurological diseases. Currently, it is primarily focused on the commercialization of its product GOCOVRI in the United States and integrating and commercializing its recently-acquired product, OSMOLEX ER, which it acquired on January 4, 2021, and are commercializing the product in the United States. Adamas’ common stock is listed on the NASDAQ Stock Exchange under the ticker symbol ADMS.
The address of Adamas’ principal executive offices and Adamas’ phone number at its principal executive offices are as set forth below:
Adamas Pharmaceuticals, Inc.
1900 Powell Street, Suite 1000
Emeryville, California 94608
(510) 450-3500
Additional Information.   The Shares are registered under the Exchange Act. Accordingly, Adamas is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Adamas’ directors and officers, their compensation, stock options and shares of restricted stock granted to them, the principal holders of Adamas’ securities, any material interests of such persons in transactions with Adamas and other matters was disclosed in Adamas’ Definitive Proxy Statement for Adamas’ 2021 Annual Meeting of Stockholders. Such information also will be available in the Schedule 14D-9. Such reports and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Adamas, that file electronically with the SEC.
8.
Certain Information Concerning Supernus and Purchaser

The summary information set forth below is qualified in its entirety by reference to Supernus’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the more comprehensive financial and other information in such filings and other publicly available information.
Purchaser is a Delaware corporation and wholly owned subsidiary of Supernus and was formed solely for the purpose of facilitating an acquisition by Supernus. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Upon consummation of the Merger, Purchaser will merge with and into Adamas and will cease to exist, with Adamas surviving the Merger. The business address and business telephone number of Purchaser are as set forth below:
Supernus Reef, Inc.
9715 Key West Avenue
Rockville, Maryland 20850
(301) 838-2500
Supernus is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases. Its diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, hypomobility in Parkinson’s Disease (PD), cervical dystonia, and chronic sialorrhea. It is also developing a broad range of novel CNS product candidates, including new potential treatments for attention-deficit hyperactivity disorder (ADHD), hypomobility in PD, epilepsy, depression, and rare CNS disorders. Supernus was incorporated in Delaware, commenced operations in 2005, became publicly traded in 2012, and its common stock is listed on the NASDAQ Stock Exchange under the ticker symbol SUPN. The business address and business telephone number of Supernus are as set forth below:
Supernus Pharmaceuticals, Inc.
9715 Key West Avenue
Rockville, Maryland 20850
(301) 838-2500
The name, business address, citizenship, current principal occupation or employment, and five-year material employment history of each director and executive officer of Purchaser and Supernus and certain other information are set forth in Schedule I to this Offer to Purchase.
Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of Purchaser or Supernus, or, to the best knowledge of Purchaser and Supernus after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
As of October 22, 2021, none of Supernus, Purchaser or their respective affiliates owned any Shares.
Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser, Supernus or, to the best knowledge of Purchaser and Supernus after due inquiry, the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of Adamas; (ii) none of Purchaser, Supernus or, to the best knowledge of Purchaser and Supernus after due inquiry, the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of Adamas during the past 60 days; (iii) none of Purchaser, Supernus or, to the best knowledge of Purchaser and Supernus after due inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Adamas (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser, Supernus, their subsidiaries or, to the best knowledge of Purchaser and Supernus after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Adamas or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, Supernus, their subsidiaries or, to the best knowledge of Purchaser and Supernus after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Adamas or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.
Additional Information.   Supernus is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports, proxy statements and other information with the SEC relating to its business, its financial condition, information as of particular dates concerning Supernus’s directors and officers, information as of particular dates concerning the principal holders of Supernus’s securities and any material interests of such persons in transactions with Supernus. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to Adamas in Section 7 — “Certain Information Concerning Adamas.”
9.
Source and Amount of Funds

We estimate that we will need approximately $409 million to purchase all of the Shares pursuant to the Offer and to complete the Merger. Supernus will provide us with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and to provide funding for the Merger. In addition, Supernus will need approximately $50 million to pay the maximum aggregate amount that the holders of the CVRs may be entitled to receive if the specified milestone is achieved. Supernus has, or will have, available to it, through a variety of sources, including cash on hand, funds necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the Transactions. We have no specific alternative financing arrangements or alternative financing plans in connection with the Offer or the Merger. The Offer is not conditioned upon Supernus’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer.
10.
Background of the Offer; Past Contacts or Negotiations with Adamas

Background of the Offer
In line with Supernus’s vision of building a premier pharmaceutical company, Supernus actively looks for partnerships and corporate development opportunities that further strengthen its future growth. As part of that process, Supernus had been following Adamas’ progress with the GOCOVRI® (amantadine) extended release capsules (“GOCOVRI”) development program and monitoring its sales performance after it received certain U.S. Food and Drug Administration (“FDA”) approval.
Following Adamas’s announcement on June 4, 2020 that the FDA had accepted Adamas’s supplemental New Drug Application (“sNDA”) for GOCOVRI as a treatment for “OFF” episodes in Parkinson’s disease patients receiving levodopa-based therapy, Supernus senior management decided to consider an acquisition of Adamas and prepare an initial valuation based on GOCOVRI’s performance. Supernus senior management discussed a potential acquisition of Adamas with the Board of Directors of Supernus (the “Supernus Board”) on July 31, 2020 and September 11, 2020.

Subsequent to the discussions with the Supernus Board in July 2020 and September 2020, Supernus worked with Jefferies LLC, its financial advisor (“Jefferies”), to evaluate the potential acquisition of Adamas and generate a financial valuation and offer based in part on Adamas’s publicly filed results for the second quarter of 2020.
On October 12, 2020, the Supernus Board authorized Jack A. Khattar, the Chief Executive Officer of Supernus, to submit a non-binding indication of interest to acquire Adamas.
Based on the October 12, 2020 Supernus Board authorization, on October 14, 2020 Supernus submitted an unsolicited, non-binding indication of interest to acquire Adamas for $6.82 per Share in cash, which had an implied equity value of approximately $205 million (based on fully diluted shares of the Company, determined using the treasury stock method, as of the latest public filing of Adamas at the time of the indication of interest) and an implied transaction value of approximately $277 million (taking into account the Company’s cash and debt balances at such time based on publicly available data) at the time of such submission (the “October 2020 Supernus Proposal”).
On November 2, 2020, Mr. Khattar, received a letter from Neil F. McFarlane, Chief Executive Officer of Adamas, responding to the October 2020 Supernus Proposal. The letter declined the offer and indicated that the Board of Directors of Adamas (the “Adamas Board”) did not view the value proposed as an appropriate starting point upon which to consider a potential strategic combination, that Adamas was substantially undervalued at its current trading levels, and that it believed Adamas would be better able to unlock and demonstrate value of Adamas as a standalone entity.
Following receipt of Mr. McFarlane’s November 2, 2020 letter, Supernus senior management discussed Adamas’s response with Jefferies and notified the Supernus Board of its plan to make a second non-binding indication of interest to acquire Adamas within the ranges previously authorized by the Supernus Board. Accordingly, on November 12, 2020, Mr. Khattar submitted a second unsolicited, non-binding indication of interest to acquire the Company for $7.25 per Share in cash (the “November 2020 Supernus Proposal”), which had an implied equity value of approximately $219 million and an implied transaction value of approximately $290 million at the time of such submission.
On November 23, 2020, Mr. McFarlane called Mr. Khattar to respond to the November 2020 Supernus Proposal, declining the offer for substantially the same reasons as the October 2020 Supernus Proposal.
Subsequently, Supernus continued to monitor GOCOVRI’s and Adamas’s progress and noted that on December 2, 2020, Adamas publicly announced that it had signed an agreement to settle its ongoing patent litigation with a subsidiary of Osmotica Pharmaceuticals plc. and that it entered into an agreement with HealthCare Royalty Partners (“HRP”) to amend its royalty-backed loan with HRP.
On January 5, 2021, Supernus noted that Adamas announced the closing of the acquisition of the global rights to OSMOLEX ER.
On February 1, 2021, Supernus noted that Adamas announced that it had received marketing authorization from the FDA for its sNDA for GOCOVRI’s second indication for the product as an adjunctive treatment to levodopa/carbidopa in patients with Parkinson’s disease experiencing “OFF” episodes.
On February 24, 2021, Supernus noted Adamas launched a follow-on public offering of 12,500,000 Shares at a price to the public of $4.40 per Share, which closed on March 1, 2021 (including the exercise in full by the underwriters of their option to purchase an additional 1,875,000 Shares).
On February 26, 2021, Mr. Khattar notified the Supernus Board that Supernus senior management re-evaluated the Adamas business and, with Jefferies, updated the valuation and potential proposal for an acquisition and that Supernus planned to submit a third non-binding indication of interest to acquire Adamas within the ranges previously authorized by the Supernus Board.
On March 1, 2021 Supernus submitted a third unsolicited, non-binding indication of interest to acquire the Company for $8.25 per Share in cash (the “March 2021 Supernus Proposal”), which had an implied equity value of approximately $384 million and an implied transaction value of approximately $395 million at the time of such indication of interest.

On March 9, 2021, Mr. McFarlane had a call with Mr. Khattar, during which Mr. Khattar asked for feedback regarding the March 2021 Supernus Proposal and Mr. McFarlane noted that the proposal would need to be discussed with the Adamas Board prior to any definitive response to Supernus.
On March 18, 2021, Mr. McFarlane informed Mr. Khattar via a letter that the Adamas Board declined the offer and reiterated the Adamas Board’s prior position that it was not willing to engage in any discussions at such time on the basis that Adamas was currently executing on its stand-alone strategy in order to unlock value in Adamas for its stockholders.
On July 22, 2021, Mr. Khattar received a call from Mr. McFarlane and was informed that Adamas had received an unsolicited offer for Adamas and that it was now potentially evaluating pursuing a strategic transaction. Mr. McFarlane also noted that Adamas senior management would be willing to hold a confidential management presentation with members of Supernus’ management team in order for Supernus to increase its proposed purchase price for the Company. Mr. Khattar noted that Supernus looked forward to further engagement.
On July 23, 2021, Mr. McFarlane spoke with Mr. Khattar again, at which meeting Mr. McFarlane noted given the recent unsolicited interest in Adamas, the Adamas Board had engaged Lazard Frères & Co. LLC (“Lazard”) as its financial advisor for a potential sale process.
On July 25, 2021, a representative of Jefferies reached out to a representative of Lazard in order to schedule a call regarding a potential strategic transaction and revised offer.
On July 30, 2021, at a meeting of the Supernus Board, Mr. Khattar and other members of the Supernus Board discussed the recent communications between Supernus and Adamas.
On August 10, 2021, members of Adamas senior management, with representatives of Lazard also in attendance, conducted a confidential management presentation with representatives of Supernus and Jefferies.
On August 26, 2021, a representative of Lazard informed a representative of Jefferies that Adamas had received a proposal from another party and indicated that Supernus should submit an updated proposal if it was still actively considering the opportunity.
On August 30, 2021, after consultation with Jefferies and receipt of Supernus Board approval on that date, Mr. Khattar submitted a revised non-binding indication of interest to Mr. McFarlane to acquire Adamas for $8.00 per Share upfront in cash plus a CVR of $0.50 per share should the net sales of GOCOVRI exceed $150 million in any consecutive four quarter period prior to or including December 31, 2023 (the “August 2021 Supernus Proposal”), together delivering total value of up to $8.50 per Share. The August 2021 Supernus Proposal had an implied upfront equity value of approximately $394 million and an implied upfront transaction value of approximately $423 million at the time of the indication of interest.
On September 3, 2021, Jefferies was informed by Lazard, that Adamas was willing to allow Supernus to conduct confirmatory due diligence of Adamas and that Supernus should provide its “best and final” offer and submit a mark-up of a draft merger agreement.
On September 9, 2021, a representative of Lazard informed a representative of Jefferies that the Adamas Board indicated the “best and final offer” price should be in the range of $9.00 to $10.00 per Share.
On September 13, 2021, Lazard provided an initial draft of the Merger Agreement to Supernus and its legal counsel, Saul Ewing Arnstein & Lehr LLP (“Saul Ewing”), in the virtual data room and requested that any material points regarding the Merger Agreement be discussed with Cooley LLP, Adamas’s outside legal counsel (“Cooley”) ahead of the bid deadline.
On September 16, 2021, Lazard shared a process letter with Supernus, requesting a best and final offer and a complete mark up of the Merger Agreement by October 1, 2021.
Over the course of the weeks of September 13, September 20 and September 27, 2021, Supernus, Jefferies and Saul Ewing conducted confirmatory diligence on Adamas, including via document review and diligence calls with representatives of Adamas on various key subject matters. The topics reviewed by Supernus, Jefferies and Saul Ewing included, among other things, Adamas’s existing indebtedness and other liabilities.
On September 24, 2021, a representative of Lazard discussed with a representative of Jefferies the status of Supernus’s confirmatory diligence and encouraged Supernus’s legal counsel, Saul Ewing, to submit a mark-up of the Merger Agreement ahead of the bid deadline and engage with Cooley regarding any material issues. Also on that date, Supernus met with Saul Ewing and finalized the mark up of the Merger Agreement for presentation to Adamas and its advisors.
On September 30, 2021, Mr. Khattar, Bryan Roecklein, the Senior Vice President of Corporate Development at Supernus, representatives of Jefferies and representatives of Saul Ewing met virtually with representatives of Lazard and Cooley to discuss the mark up of the Merger Agreement. The mark up proposed by Saul Ewing and Supernus included certain provisions that were discussed during the meeting, including regarding certain deal protections, including when Adamas would be required to pay the termination fee, certain closing conditions, regulatory commitments, including the proposed outside date, and the post-closing employee commitments covenant. Also on September 30, 2021, the Supernus Board authorized Mr. Khattar to submit the October 1 Supernus Proposal (as defined below).
On October 1, 2021 Supernus sent an offer to acquire Adamas for $8.00 per Share in cash plus a CVR of $0.50 per Share should the net sales of GOCOVRI exceed $150 million in any consecutive four quarter period prior to or including December 31, 2023 and a second CVR of $0.50 per Share should the net sales of GOCOVRI exceed $225 million in any consecutive four quarter period prior to or including December 31, 2025 (the “October 1 Supernus Proposal”), which had an implied upfront equity value of approximately $394 million and an implied upfront transaction value of approximately $427 million at the time of the offer.
On October 2, 2021, Jefferies was informed by Lazard that the Adamas Board requested an upfront price of $8.25 per Share in cash along with revisions to the CVRs, specifically that the calculation of net sales should include (i) all current Adamas products instead of only GOCOVRI, (ii) product sales outside of the United States, and (iii) any upfront licensing payments, and that the ability to achieve the net sales milestones in both CVRs be extended by one year.
Later on October 2, 2021, Supernus met with Jefferies and, following those discussions, Jefferies informed Lazard of Supernus’s “best and final” offer to acquire Adamas for $8.10 per Share in cash and that it was willing to revise the calculation of net sales to include sales of GOCOVRI outside of the United States and extend the time period in which the first CVR net sales milestone could be achieved from December 31, 2023 to December 31, 2024, but it was not willing to further expand the scope of net sales or extend the time period for the second CVR net sales milestone from its October 1 Supernus Proposal (as revised, the “October 2 Supernus Proposal”). Jefferies indicated to Lazard that the October 2 Supernus Proposal was subject to approval by the Supernus Board. The October 2 Supernus Proposal had an implied upfront equity value of approximately $400 million and an implied upfront transaction value of approximately $432 million at the time of the offer.
On October 3, 2021, Cooley sent a revised draft of the Merger Agreement as well as an initial draft of the CVR Agreement to Saul Ewing, which included the Adamas Board’s positions on the scope and duration of the CVRs.
On October 4, 2021, representatives of Lazard and Cooley met virtually with Mr. Roecklein and representatives of Jefferies and Saul Ewing to discuss Supernus’s feedback on the draft Merger Agreement and CVR Agreement ahead of the Adamas Board meeting that evening. Supernus and Saul Ewing noted that material issues in the mark-up included the calculation of net sales for purposes of the achievement of milestones, the termination fee, post-closing employee commitments, the acceleration of restricted stock units and Adamas’s severance policy. Participants in the meeting agreed on resolutions to these issues in principle subject to approval by the senior management and boards of directors of Supernus and Adamas.
On October 5, 2021, Jefferies informed Lazard that Supernus and its advisors needed a few more days to review the terms of the transaction and would work toward finalizing transaction documents and announcing the transaction on October 11, 2021. Also on October 5, 2021, Cooley and Saul Ewing met again virtually to discuss the terms of the Merger Agreement and the CVR Agreement. Additionally, on October 5, 2021 the Supernus Board approved the October 2 Supernus Proposal.
On October 6, 2021, Cooley sent a revised draft of the Merger Agreement and CVR Agreement reflecting Adamas’s positions to Saul Ewing.
On October 8, 2021, Mr. McFarlane and Christopher B. Prentiss, Chief Financial Officer of Adamas, along with representatives of Lazard and Cooley, met virtually with Mr. Roecklein, along with representatives of Jefferies and Saul Ewing, to discuss the remaining issues in the Merger Agreement, including the size of the termination fee, employee matters, and open matters in the CVR Agreement. Among other matters, Saul Ewing communicated that Supernus was not willing to proceed with a lower than 4% of equity value termination fee, especially because it had bid as part of a competitive process.
On October 9, 2021, Mr. Khattar and Mr. McFarlane spoke to discuss the terms of the transaction and, after discussion, concluded that there were no more remaining open items.
On October 10, 2021, the Supernus Board approved execution of the Merger Agreement by Supernus, performance of the terms of the Merger Agreement by Supernus, and the consummation of the Transactions. Following such approval, Supernus, Purchaser and Adamas executed the Merger Agreement. On October 11, 2021, prior to the opening of trading on the Nasdaq stock exchange, (i) Supernus and Adamas issued a joint press release announcing the execution of the Merger Agreement and the Transactions and (ii) Supernus held a live webcast to discuss the transaction and issued an investor presentation.
11.
The Merger Agreement; CVR Agreement

Merger Agreement
The following summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Supernus, Purchaser, Adamas or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Supernus, Purchaser, Adamas or Adamas’ stockholders. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties, covenants or descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Supernus, Purchaser, Adamas or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties, covenants or descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Supernus, its affiliates and Adamas publicly file.
The Offer
Upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser has agreed to commence a tender offer as promptly as practicable after the date of the Merger Agreement but in no event later than ten (10) business days after the date of the Merger Agreement to acquire all of the outstanding Shares for (i) $8.10 per Share, in cash (the “Cash Amount”) plus (ii) two CVRs, each of which represents the right to receive $0.50 in cash, which amount will become payable, if at all, if specified milestones are achieved prior to December 31, 2024 and December 31, 2025, as applicable, in each case net of applicable withholding taxes and without interest. Purchaser’s obligation to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions set forth in Section 15 — “Conditions of the Offer.” Purchaser expressly reserves the right to (a) increase the Offer Price, (b) waive any of the conditions to the Offer and (c) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, except that, without the prior written consent of Adamas, it will not:
•
decrease the Offer Price;

•
change the form of consideration payable in the Offer;

•
decrease the maximum number of Shares sought to be purchased in the Offer;

•
impose conditions or requirements to the Offer in addition to the conditions set forth in the Merger Agreement;

•
amend or modify any of the conditions of the Offer in a manner that adversely affects any holder of Shares or that could, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Supernus or Purchaser to consummate the Offer, the Merger or the other Transactions;

•
amend, modify, change or waive the Minimum Condition, the Termination Condition or the No Legal Prohibition Condition;

•
provide for any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act;

•
amend or modify the terms of the CVRs or the CVR Agreement; or

•
terminate the Offer or accelerate, extend or otherwise change the Expiration Date, except as otherwise provided in the Merger Agreement.

Extensions of the Offer
If, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, then to permit such condition to be satisfied: (a) Purchaser may, in its discretion (and without the consent of Adamas or any other person), extend the Offer on one or more occasions, for an additional period of up to ten business days per extension, and (b) at the request of Adamas, Purchaser will be required to extend the Offer on one or more occasions, for an additional period specified by Adamas of up to ten business days per extension; provided, however, that neither Purchaser nor Supernus will be required to (and Supernus will not be required to cause Purchaser to) extend the Offer for more than twenty business days in the aggregate. The Merger Agreement further requires that Purchaser will extend the Offer from time to time for (i) any period required by any law or any interpretation or position of the SEC or the staff thereof or Nasdaq, in each case, as applicable to the Offer or Merger, and (ii) periods of up to ten business days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act will have expired or been terminated. Notwithstanding the foregoing, in no event will Purchaser be required to, or, without Adamas’s prior written consent, be permitted to, extend the Offer beyond the earlier to occur of (x) the valid termination of the Merger Agreement in accordance with its terms or (y) the first business day immediately following February 10, 2022.
As soon as practicable following the Offer Acceptance Time, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Merger (the “Closing”), subject to the satisfaction of such conditions), Purchaser will merge with and into Adamas, and Adamas will survive the Merger as a wholly owned subsidiary of Supernus. The date on which the Closing occurs is referred to as the “Closing Date.”
At the Effective Time, the separate corporate existence of Purchaser will cease and Adamas will continue as the Surviving Corporation. At the Effective Time, each then issued and outstanding Share not previously purchased in the Offer (other than (a) Shares that at the Effective Time are held by Adamas, Supernus, Purchaser or any other direct or indirect wholly owned subsidiary of Supernus and (b) Shares outstanding immediately prior to the Effective Time that are held by stockholders of Adamas who are entitled to appraisal rights under the DGCL and have properly exercised and perfected, and not withdrawn or otherwise lost, such appraisal rights) will be converted into the right to receive the Offer Price, in cash, minus any applicable withholding taxes and without interest.
At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time will be amended and restated in its entirety to conform to the form attached as Exhibit A to the Merger Agreement, and (b) the bylaws of the Surviving Corporation as in effect immediately prior to the Effective Time be amended and restated in its entirety to conform to the form attached as Exhibit B to the Merger Agreement. The directors of Purchaser immediately prior to the Effective Time and the officers of Purchaser immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation pursuant to the Merger Agreement, each to hold office until their successors are duly appointed and qualified, or until their earlier death, resignation or removal.
The Merger Agreement provides that the Merger will be effected under Section 251(h) of the DGCL and will be effected without a vote of Adamas stockholders.
Adamas Options and Adamas Restricted Stock Awards
Each Adamas Option that is outstanding as of immediately prior to the Offer Acceptance Time shall automatically accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Offer Acceptance Time. At the Effective Time, each Adamas Option to purchase shares of Adamas common stock that is outstanding and unexercised immediately prior to the Effective Time which has a per Share exercise price that is less than the Offer Price will be cancelled and converted into the right to receive (A) an amount in cash equal to the product of (a) the total number of Shares subject to such fully vested Adamas Option immediately prior to the Effective Time, multiplied by (b) the excess, if any, of (x) the Cash Amount minus (y) the exercise price payable per Share under such Adamas Option immediately prior to the Effective Time, such amount to be paid, minus any applicable withholding taxes, in accordance with the Merger Agreement; and (B) two CVRs for each Share subject to such Adamas Option immediately prior to the Effective Time.
At the Effective Time, each Adamas Option that has a per share exercise price that is equal to or more than the Cash Amount at the Effective Time shall be cancelled and retired and shall cease to exist without any consideration payable therefor whether before or after the Effective Time.
At the Offer Acceptance Time, each Adamas RSU Award that is outstanding immediately prior to the Offer Acceptance Time will automatically accelerate and become fully vested as of immediately prior to, and contingent upon, the Offer Acceptance Time. Each Adamas RSU Award that is then outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled and converted into the right to receive (A) an amount in cash equal to the product of (a) the total number of Shares subject to such fully vested Adamas RSU Award immediately prior to the Effective Time, multiplied by (b) the excess, if any, of (x) the Cash Amount, such amount to be paid, minus any applicable withholding taxes, in accordance with the Merger Agreement; and (B) two CVRs for each Share subject to such Adamas RSU Award immediately prior to the Effective Time.
Employee Stock Purchase Plan
Pursuant to the Merger Agreement, Adamas will take all reasonable actions required to (a) terminate Adamas’s 2014 Employee Stock Purchase Plan (the “ESPP”), as of immediately prior to the Closing Date, (b) if the Closing occurs prior to the end of any offering period in existence under the ESPP as of the Closing Date, cause a new exercise date to be set under the ESPP that is within ten business days prior to the Closing Date, for the automatic exercise of such options on such date, and (d) provide that the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time will, to the extent not used to purchase Shares in accordance with the terms and conditions of the ESPP (as amended pursuant to the Merger Agreement), be distributed in cash to such participant as promptly as practicable following the Effective Time, but no later than the later of (i) five business days after the Effective Time or (ii) the first payroll date after the Effective Time.

Representations and Warranties
In the Merger Agreement, Adamas has made customary representations and warranties to Supernus and Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or the confidential disclosure letter that Adamas delivered to Supernus and Purchaser in connection with the execution and delivery of the Merger Agreement. These representations and warranties relate to, among other things:
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corporate matters, such as organization and qualification, organizational documents, standing, power and authority to enter into the Merger Agreement;

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subsidiaries and other equity interests;

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enforceability of the Merger Agreement;

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capital structure;

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required consents and approvals and no violations of organizational documents, applicable law or material contracts;

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SEC filings, financial statements and internal controls;

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information to be included in the Offer documents and Schedule 14D-9;

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absence of certain changes;

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intellectual property;

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data privacy and information technology;

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material contracts;

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absence of undisclosed liabilities;

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litigation;

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compliance with laws;

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regulatory matters (including with respect to healthcare regulation);

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anticorruption matters;

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governmental authorization;

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tax matters;

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labor and employment matters, including regarding employee benefit plans;

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environmental matters;

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real property;

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title to assets;

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insurance;

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anti-takeover statutes;

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no stockholder approval requirement for the Merger;

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opinion of financial advisor; and

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broker’s fees.

In the Merger Agreement, Supernus and Purchaser have made customary representations and warranties to Adamas that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
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corporate matters, such as organization, standing, power and authority to enter into the Merger Agreement;

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Purchaser’s business activities and Supernus’s ownership of Purchaser;

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enforceability of the Merger Agreement;

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required consents and approvals and no violations of organizational documents, applicable law or contracts;

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information to be included in the Offer documents and Schedule 14D-9;

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litigation;

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solvency;

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no ownership of securities of Adamas or certain other arrangements relating to the Merger Agreement, the Transactions or the Surviving Corporation;

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brokers’ fees.

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sufficiency of funds; and

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no reliance on representations and warranties other than those in the Merger Agreement.

The representations and warranties of each of Supernus, Purchaser and Adamas will not survive consummation of the Merger.
Material Adverse Effect
Several of Adamas’ representations and warranties, as well as certain closing conditions, contained in the Merger Agreement refer to the concept of “Material Adverse Effect.”
For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, effect, circumstance, fact, event or occurrence (each, an “Effect”) that, individually or in the aggregate, (A) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition, results of operations or financial prospects of Adamas and its Subsidiaries, taken as a whole, or (B) would prevent Adamas from consummating the Transactions on or before February 10, 2022; provided, that none of the following will be deemed in and of themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect:
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any Effect generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative or regulatory conditions, or the industries in which Adamas and its Subsidiaries operate;

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any Effect arising out of or otherwise relating to fluctuations in the value of any currency exchange, interest or inflation rates or tariffs;

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any Effect arising out of or otherwise relating to any change (or proposed change) in, or any compliance with or action taken for the purpose of complying with, any law or GAAP (or interpretations of any law or GAAP);

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any Effect arising out of or otherwise relating to any act of terrorism, cyberterrorism (whether or not sponsored by a nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, federal, state, local, municipal, foreign or other government or governmental or quasi-governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court, arbitrator or other tribunal (“Governmental Body”)), outbreak of hostilities, acts of war, trade war, national or international calamity or any other similar event (or the escalation of any of the foregoing);

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any acts of god, natural disasters, force majeure events, weather or environmental events, health emergencies, pandemics (including the COVID-19 pandemic) or epidemics (or the escalation of any of the foregoing and any governmental or industry responses thereto), including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut-down, closure, sequester, safety or other law, directive, guidelines or recommendations promulgated by any

Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, or any U.S. industry group in connection with or in response to the COVID-19 pandemic (the “COVID-19 Measures”);
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any change in the market price or trading volume of Adamas’s stock or change in Adamas’s credit ratings;

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the failure of Adamas to meet internal or analysts’ expectations, projections, forecasts, guidance or estimates, including the results of operations of Adamas and its Subsidiaries, taken as a whole;

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any Effect or other matter resulting from the announcement of the Merger Agreement and the Transactions, including any Transaction Legal Proceeding, any Effect related to the identity of Supernus, Purchaser or any of their Affiliates or Representatives, or facts and circumstances relating thereto, or any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of Adamas or any of its Subsidiaries with any of their current or prospective suppliers, customers, wholesalers, service providers, distributors, licensors, licensees, regulators, employees, creditors, stockholders or other third parties (other than for purposes of any representation or warranty contained in Section 4.5 (Non-Contravention) of the Merger Agreement but subject to disclosures in the confidential disclosure letter delivered by Adamas to Supernus and Purchaser);

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any Effect arising out of or otherwise directly relating to (A) any action taken by Adamas at the written direction or written approval of Supernus or Purchaser or (B) any action specifically required to be taken by Adamas, or the failure of Adamas to take any action that Adamas is specifically prohibited from taking by the terms of the Merger Agreement (including due to Supernus not granting a consent requested by Adamas pursuant to the Merger Agreement),

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any Effect arising out of or relating to Supernus’s or Purchaser’s breach of the Merger Agreement; and

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any actions taken by Supernus, and any of its Affiliates (including Purchaser) or their respective Representatives.

except (a) in the case of the first five bullets, other than COVID-19 Measures, above, if and only to the extent that such matter has a materially disproportionate Effect on Adamas and its Subsidiaries, taken as a whole, relative to other companies in the industries in which Adamas and its Subsidiaries operate that are of a similar size to Adamas and its Subsidiaries, taken as a whole,(in which case such Effect will be taken into account only to the extent of such materially disproportionate Effect on Adamas and its Subsidiaries, taken as a whole), and (b) in the case of the sixth and seventh bullets above, the underlying causes of any such Effect may be considered in determining whether a Material Adverse Effect occurred to the extent not otherwise excluded by another exception summarized above; and provided, further, that none of the eleven bullets above are to be construed as including the commencement or pendency of any Legal Proceeding against Adamas or any of its Subsidiaries (except for the specific Transaction Legal Proceeding exception in the eighth bullet).
Several of the representations and warranties of Supernus or Purchaser contained in the Merger Agreement refer to the concept of “Supernus Material Adverse Effect.” For purposes of the Merger Agreement, a “Supernus Material Adverse Effect” means any Effect that would, individually or in the aggregate, prevent, materially delay or materially impair the ability of Supernus or Purchaser to consummate the Transactions.
Operating Covenants
Pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier of the Offer Acceptance Time and the termination of the Merger Agreement pursuant to its terms (the “Pre-Closing Period”), except as (a) required or otherwise contemplated under the Merger Agreement, (b) required by applicable law, (c) required to be taken, or omitted to be taken, pursuant to the COVID-19 Measures, (d) undertaken with the prior written consent of Supernus (which consent will not be unreasonably withheld, conditioned or delayed), or (e) as set forth in the confidential disclosure letter that Adamas delivered to Supernus and Purchaser in connection with the execution of the Merger Agreement, Adamas will use its commercially reasonable efforts to (x) conduct in all material respects its business and operations in the ordinary course and (y) preserve intact the material components of its current business organization, including by maintaining its relations and goodwill with all material suppliers, material customers, Governmental Bodies and other material business relations.
In addition, during the Pre-Closing Period, except as (a) required or contemplated under the Merger Agreement, (b) required by applicable laws, (c) required to be taken, or omitted to be taken, pursuant to the COVID-19 Measures, (d) undertaken with the prior written consent of Supernus (which consent will not be unreasonably withheld, conditioned or delayed), or (e) as set forth in the confidential disclosure letter that Adamas delivered to Supernus and Purchaser in connection with the execution of the Merger Agreement, Adamas will not, subject to certain exceptions:
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amend or permit the adoption of any amendment to its certificate of incorporation and bylaws or the organizational documents of its Subsidiaries;

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establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares) or repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Shares), or any rights, warrants or options to acquire any shares of its capital stock, other than: (a) repurchases or reacquisitions of Shares outstanding as of the date of the Merger Agreement pursuant to Adamas’s right to purchase or reacquire Shares held by a director, officer, consultant, independent contractor or other employee of Adamas (an “Adamas Associate”) upon termination of such individual’s employment or engagement by Adamas or any of its Subsidiaries; (b) repurchases of Adamas stock awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date of the Merger Agreement (in cancellation thereof) pursuant to the terms of any such stock award (in effect as of the date of the Merger Agreement) between Adamas or any of its Subsidiaries and an Adamas Associate only upon termination of such individual’s employment or engagement by Adamas or any of its Subsidiaries; or (c) in connection with withholding to satisfy the exercise price or tax obligations with respect to Adamas’ stock awards;

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split, combine, subdivide or reclassify any Shares or other equity interests;

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issue, sell, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, grant delivery, pledge, transfer or encumbrance (other than pursuant to agreements in effect as of the date of the Merger Agreement) of (a) any capital stock, equity interest or other security of Adamas or any of its Subsidiaries, (b) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of Adamas or any of its Subsidiaries, or (c) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of Adamas or any of its Subsidiaries, except that (x) Adamas may issue Shares as required to be issued upon the exercise of Adamas’ options or the vesting of Adamas’ stock awards and (y) Adamas may issue stock awards to new employees who were offered such awards as part of offer letters that were executed prior to the date of the Merger Agreement;

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except as contemplated by the Merger Agreement, establish, adopt, terminate or amend any Adamas employee benefit plan (or any plan, program, arrangement, practice or agreement that would be an Adamas employee benefit plan if it were in existence on the date of the Merger Agreement), or amend or waive any of its rights under, or accelerate the vesting under, any provision of any Adamas employee benefit plan (or any plan, program, arrangement, practice or agreement that would be an Adamas employee benefit plan if it were in existence on the date of the Merger Agreement) or grant any employee or director of Adamas or any of its Subsidiaries any increase in compensation, bonuses or other benefits, except that Adamas or any of its Subsidiaries may (a) change the title of its employees, provided such changes in title do not involve increases in the applicable employee’s compensation except as otherwise provided for in the Merger Agreement; (b) provide increases in salary, wages, bonuses or benefits to employees as required under a Company Employee Agreement; (c) amend any Adamas employee benefit plan to the extent required by applicable laws; and (d) make bonus or commission payments in the ordinary course of business in accordance with the bonus or commission plans existing on the date of the Merger Agreement;

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enter into any (a) (i) change-of-control agreement with any executive officer, employee, independent contractor or director, (ii) retention, employment, severance or other material agreement with any executive officer, or director, (b) enter into any employment or severance agreement with any non-executive officer employee with an annual base salary greater than $175,000 or any consulting agreement with an independent contractor with an annual base compensation greater than $175,000 or (c) hire any employee with an annual base salary in excess of $175,000 or with officer level responsibilities;
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form any subsidiary or acquire any equity interest in any other entity or enter into any material joint venture, partnership, collaboration or similar profit-sharing arrangement;

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make or authorize any capital expenditure, except for any capital expenditure that (a) is provided for in Adamas’ capital expense budget either delivered or made available to Supernus prior to the date of the Merger Agreement, which expenditures will be in accordance with the categories set forth in such budget or (b) when added to all other capital expenditures made on behalf of Adamas and its Subsidiaries since the date of the Merger Agreement but not provided for in Adamas’ capital expense budget either delivered or made available to Supernus prior to the date of the Merger Agreement, does not exceed $25,000 individually and $200,000 in the aggregate;

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acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, mortgage or otherwise subject to any material encumbrance (other than certain permitted encumbrances) any material right or other material asset or property, except (a) in the ordinary course of business (including entering into non-exclusive license agreements in the ordinary course of business) or (b) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of Adamas and its Subsidiaries as provided for in Adamas’ capital expense budget delivered or made available to Supernus prior to the date of the Merger Agreement;

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lend money or make capital contributions or advances to or make investments in, any person, or incur or guarantee any indebtedness, except for advances to employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice;

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except as required by applicable law, (a) make or change any material tax election, (b) adopt or change any material method of tax accounting, (c) consent to the extension or waiver of the statutory period of limitations applicable to any tax claim or assessment (other than pursuant to extensions of the due date for filing a tax return) or (d) settle or compromise any material tax liability or refund;

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settle, release, waive or compromise any legal proceeding, other than (a) any legal proceeding relating to a breach of the Merger Agreement any other agreements contemplated hereby or pursuant to a settlement that does not relate to any of the Transactions or (b) any legal proceeding (i) that results solely in an obligation involving only the payment of monies by Adamas that is to be satisfied with the proceeds of Adamas’ insurance policies and (ii) does not involve the admission of wrongdoing by Adamas or any of its subsidiaries;

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enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable laws);

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adopt or implement any stockholder rights plan or similar arrangement;

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adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

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authorize, agree or commit to take any of the foregoing actions.

No Solicitation
Pursuant to the Merger Agreement, during the Pre-Closing Period, Adamas will not, will not cause its Subsidiaries, will not authorize its directors, officers, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives (“Representatives”) to, and will direct them not to, directly or indirectly:
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solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the making of an Acquisition Proposal (as defined below);

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other than to (a) inform any person that makes any inquiry or offer with respect to an Acquisition Proposal of the existence of the no solicitation provision of the Merger Agreement or (b) clarify whether any such inquiry, offer or proposal constitutes an Acquisition Proposal, engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal;

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enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal; or

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waive or release any person from, fail to use reasonable best efforts to enforce any standstill agreement or any standstill provisions of any contract entered into in respect of a potential Acquisition Proposal;

provided, that the Adamas Board will be permitted to take, or omit to take, any of the actions contemplated by the fourth bullet above in the event that Adamas determines in good faith, after consultation with its outside legal counsel, that the failure to do so would breach the fiduciary duties of the Adamas Board under applicable law.
Adamas agreed that it and its directors, officers and employees will, and that Adamas will direct its other Representatives to:
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cease and cause to be terminated any solicitation and any and all existing discussions or negotiations with any person conducted with respect to any Acquisition Proposal; and

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terminate access by any person (other than Supernus, Purchaser, Adamas or any of their respective affiliates or Representatives) to any physical or electronic data room relating to any potential Acquisition Proposal.

Notwithstanding anything to the contrary in the Merger Agreement, if prior to the Offer Acceptance Time, Adamas or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal, which was made or renewed on or after the date of the Merger Agreement and did not result from any material breach of the non-solicitation provisions in the Merger Agreement, and the Adamas Board determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer (as defined below), then Adamas and its Representatives may (a) furnish information (including non-public information) with respect to Adamas pursuant to an Acceptable Confidentiality Agreement (as defined below) to the person(s) who has made such Acquisition Proposal, so long as Adamas promptly provides to Supernus any non-public information concerning Adamas that is provided to any person given such access that was not previously provided to Supernus or its Representatives and (b) engage in or otherwise participate in discussions or negotiations with the person(s) making such Acquisition Proposal.
Adamas will (i) promptly (and in any event within two (2) business days after receipt) notify Supernus of any inquiry, proposal or offer received by Adamas or any of its Representatives that it believes is or may lead to an Acquisition Proposal, (ii) provide to Supernus a summary of the material terms and conditions of any Acquisition Proposal, including the identity of the person making such Acquisition Proposal, together with copies of all documents and written or electronic communications received, directly or indirectly, from such person relating to any such Acquisition Proposal, (iii) keep Supernus reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a reasonably prompt basis, and, (iv) upon the written request of Supernus, reasonably inform Supernus of the status of any Acquisition Proposal.
Nothing in the Merger Agreement prevents Adamas from: (a) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (b) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; or (c) making any legally required disclosure to the stockholders of Adamas (provided, that such disclosure includes an express reaffirmation of the Adamas Board Recommendation).

“Acceptable Confidentiality Agreement” means any agreement with Adamas that is either (a) in effect as of the execution and delivery of the Merger Agreement or (b) executed, delivered and effective after the execution and delivery of the Merger Agreement, in either case containing provisions that require any counterparty thereto (and any of its affiliates and Representatives) that receives material non-public information of, or with respect to, Adamas to keep such information confidential; provided, however, that, in the case of clause (b) above, (x) the provisions contained therein are no less favorable in the aggregate to Adamas than the terms of the Non-Disclosure Agreement (as described in Section 11 — “The Merger Agreement; CVR Agreement — Non-Disclosure Agreement”) (it being agreed that such agreement need not contain any “standstill” or similar provisions that prohibit the making of any Acquisition Proposal) and (y) such agreement does not contain any provision that prohibits Adamas from satisfying its obligations hereunder.
“Acquisition Proposal” means any proposal or offer from any person (other than Supernus and its affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition or license outside of the ordinary course of business, in respect of a material portion of the Adamas Products, (b) issuance or acquisition of 10% or more of the outstanding Shares, (c) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 10% or more of the outstanding Shares or (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Adamas that if consummated would result in any person or group beneficially owning 10% or more of the outstanding Shares in each case other than the Transactions.
“Superior Offer” means a bona fide written Acquisition Proposal on terms that Adamas Board (or a committee thereof) has determined in good faith, after consultation with its financial advisor and outside legal counsel, would be more favorable, from a financial point of view, to the stockholders of Adamas (in their capacity as such) than the Transactions (taking into account any legal, regulatory, timing, financing and other aspects of such Acquisition Proposal, including the capability of such Acquisition Proposal being consummated, and any revisions to the Merger Agreement made or proposed in writing by Supernus prior to the time of such determination); provided, that for purposes of the definition of “Superior Offer,” the references to “a material portion” and “10% or more” in the definition of Acquisition Proposal will be deemed to be references to “90% or more.”
Adamas Board Recommendation
Adamas has represented to Supernus and Purchaser in the Merger Agreement that the Adamas Board adopted resolutions:
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determining that the Merger Agreement, the CVR agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, Adamas and its stockholders;

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authorizing and approving the execution, delivery and performance by Adamas of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, on the terms and subject to the conditions contained in the Merger Agreement;

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resolving that the Merger will be effected under Section 251(h) of the DGCL; and

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resolving to recommend that the holders of Shares tender their Shares to Purchaser pursuant to the Offer (the “Adamas Board Recommendation”).

Under the Merger Agreement, neither the Adamas Board nor any committee thereof will:
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withdraw (or modify in a manner adverse to Supernus or Purchaser), or propose publicly to withdraw (or modify in a manner adverse to Supernus or Purchaser), the Adamas Board Recommendation, (b) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this bullet being referred to herein as an “Adverse Change Recommendation”); or

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approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Adamas to execute or enter into any Contract with respect to any Acquisition Proposal, requiring, or which would reasonably expect to cause, Adamas to abandon, terminate or fail to consummate the Transactions (other than an Acceptable Confidentiality Agreement).
Notwithstanding the foregoing or anything to the contrary contained in the Merger Agreement, at any time prior to the Offer Acceptance Time, if Adamas has received a bona fide written Acquisition Proposal (that did not arise out of a material breach of the non-solicitation provisions of the Merger Agreement summarized above) that has not been withdrawn and is a Superior Offer, (a) the Adamas Board may make an Adverse Change Recommendation, or (b) Adamas may terminate the Merger Agreement to enter into a Specified Agreement (as defined below) with respect to such Superior Offer, if and only if:
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the Adamas Board determines in good faith, after consultation with Adamas’ outside legal counsel, that the failure to do so would breach the fiduciary duties of the Adamas Board under applicable law;

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Adamas has given Supernus prior written notice of its intention to make an Adverse Change Recommendation or terminate the Merger Agreement at least five business days prior to doing so (a “Determination Notice”);

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Adamas has provided Supernus with a summary of the material terms and conditions of the Acquisition Proposal, including the identity of the Person making such Acquisition Proposal and provided Supernus with copies of all documents and written or electronic communications relating to such Acquisition Proposal;

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Adamas has given Supernus five business days after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and to the extent requested by Supernus, has negotiated in good faith with Supernus and its Representatives with respect to such proposed revisions or other proposal, if any, and

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At the end of such five business day period, the Adamas Board has determined, after consultation with Adamas’ outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Offer and that the failure to make the Adverse Change Recommendation or terminate the Agreement would reasonably be expected to constitute a breach of the fiduciary duties of the Adamas Board under applicable law (after taking into account the amendments to the Merger Agreement and the Transactions proposed by Supernus, if any).

Efforts to Close the Merger
Each of the parties to the Merger Agreement will use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable antitrust laws to consummate and make effective the Transactions as soon as reasonably practicable, including:
•
the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be reasonably necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any antitrust law;

•
the obtaining of all necessary consents, authorizations, approvals or waivers from third parties; and

•
the execution and delivery of any additional instruments necessary to consummate the Transactions.

Each of the parties to the Merger Agreement will (and will cause their respective affiliates, if applicable, to): (a) promptly, but in no event later than ten business days after the date of the Merger Agreement unless otherwise agreed to in writing by Supernus and Adamas, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions and (b) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents are required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

Notwithstanding anything to the contrary set forth in the Merger Agreement, none of Supernus, Purchaser, Adamas or any of their respective Subsidiaries shall be required to, and Adamas may not, without the prior written consent of Supernus, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of Adamas, the Surviving Corporation, Supernus, Purchaser, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of Adamas, the Surviving Corporation, Supernus, Purchaser, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of Adamas, the Surviving Corporation, Supernus, Purchaser, or any of their respective Subsidiaries; provided, that if requested by Supernus, Adamas will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order (as defined in the Merger Agreement) so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on Adamas in the event the Closing occurs.
Purchaser and Supernus shall not, before the Closing, permit any of their Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any Person or by any other manner or engage in any other transaction or take any other action, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or action would reasonably be expected to impose any delay in the expiration or termination of any applicable waiting period or impose any delay in the obtaining of, or increase the risk of not obtaining, any Consent (as defined in the Merger Agreement) or Order of a Governmental Body necessary to consummate the Offer, the Merger and the other Transactions, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable law, increase the risk of any Governmental Body entering, or increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger and the other Transactions or otherwise delay or impede the consummation of the Offer, the Merger and the other Transactions.
Access to Information
Other than as prohibited by law and subject to certain conditions and exceptions, Adamas and its directors, employees and officers will, and will direct its other Representatives to provide Supernus and Supernus’s Representatives, at Supernus’s sole expense, reasonable access during normal business hours to Adamas’ officers, employees, other personnel, assets and books and records, and to furnish to Supernus all financial, operating and other data and information as Supernus may reasonably request, in each case, so long as it is not detrimental, in the reasonable judgment of Adamas, to its business or operations. consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of Adamas, the Surviving Corporation, Supernus, Purchaser, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of Adamas, the Surviving Corporation, Supernus, Purchaser, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of Adamas, the Surviving Corporation, Supernus, Purchaser, or any of their respective Subsidiaries; provided, that if requested by Supernus, Adamas will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on Adamas in the event the Closing occurs.
Employee Matters
From and after the Effective Time, Supernus will assume and honor all severance and employment agreements for all Continuing Employees and Non-Continuing Employees (as defined below), in each case in accordance with their terms as in effect immediately prior to the Effective Time; provided that, nothing in the Merger Agreement will prevent Supernus, the Surviving Corporation or any of their affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Adamas employee benefit plan in accordance with their terms or prevent Supernus, the Surviving Corporation or any of their affiliates, after the Effective Time, from terminating the employment of any Continuing Employee.
Following the Effective Time, Supernus will provide, or cause to be provided, to each employee of Adamas who is employed by Adamas as of immediately prior to the Effective Time to whom the Surviving Corporation extends an offer of continued employment (including at-will employment but excluding employment for less than three (3) months following the Closing Date) with the Surviving Corporation which such employee accepts on or prior to the Closing Date and (b) each Transition Employee (each, a “Continuing Employee”) with (i) base salary or base wages that is substantially comparable to the base salary provided by Adamas and its Subsidiaries to such Continuing Employee immediately before the Effective Time, (ii) short-term cash incentive compensation opportunities at least as favorable as those provided to similarly-situated employees of Supernus and its Subsidiaries, and (iii) benefits (including severance benefits but excluding equity and long-term incentive compensation) that are, in the aggregate and at a minimum, at least as favorable as the benefits (including severance benefits but excluding equity and long-term incentive compensation) provided to similarly-situated employees of Supernus and its Subsidiaries. “Transition Employee” means each employee of Adamas who is employed by Adamas as of immediately prior to the Effective Time to whom the Surviving Corporation extends an offer of short-term employment (or other similar short-term services arrangement) with the Surviving Corporation for a term of employment (or other service arrangement) with a duration of at least three (3) months following the Closing Date in connection with transition or other integration matters, which such employee accepts on or prior to the Closing Date. For any employee of Adamas that is not a Continuing Employee (each a “Non-Continuing Employee”), Supernus shall provide such Non-Continuing Employee with the severance payments and termination payments or benefits under Adamas’ applicable severance plan (as made available to Supernus), any agreement between such Non-Continuing Employee and Adamas or any of its Subsidiaries, or any agreement governing the relationship between such Non-Continuing Employee and Adamas or any of its Subsidiaries (such payments and benefits, the “Non-Continuing Employee Severance Benefits”). In the event that a Transition Employee is terminated without Cause (as defined in the Merger Agreement) on or before the expiration of the term of employment (or other services arrangement) set forth in such Transition Employee’s offer letter, Supernus shall provide such Transition Employee with (i) the severance payments and termination payments or benefits set forth in the applicable offer letter (and under any arrangement between such Transition Employee and Supernus or its applicable Subsidiary (including the Surviving Corporation, if any), the terms of which shall be in accordance with certain provisions of the Merger Agreement) and (ii) an additional amount in cash severance equal to the base salary (or base wages, as the case may be) that such Transition Employee would have been entitled to receive for the remainder of the term of employment (or other services arrangement) assuming such Transition Employee had not been terminated before the end of the term set forth in such Transition Employee’s offer letter (together, such payments and benefits, the “Transition Employee Severance Benefits”), provided, that, for the avoidance of doubt, a Transition Employee shall not be entitled to Transition Employee Severance Benefits to the extent such Transition Employee voluntarily resigns prior to the expiration of the term of employment (or other services arrangement) set forth in such Transition Employee’s offer letter, other than in accordance with such offer letter.
Except as otherwise required by applicable Law, Supernus will pay or deliver the Non-Continuing Employee Severance Benefits to any such Non-Continuing Employee and the Transition Employee Severance Benefits to such Transition Employee as soon as reasonably practicable following the termination of such Non-Continuing Employee’s employment or such Transition Employee’s employment or other service arrangement.
Each Continuing Employee will be given service credit for all purposes, including for eligibility to participate, benefit levels (including, for the avoidance of doubt, levels of benefits under Supernus’s or the Surviving Corporation’s vacation policy) and eligibility for vesting under Supernus’s or the Surviving Corporation’s employee benefit plans and arrangements with respect to such Continuing Employee’s length of service with Adamas (and its predecessors) prior to the Closing Date, provided, that the foregoing will not result in the duplication of benefits to benefit accrual under any pension plan. With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective

Time, Supernus will, or will cause the Surviving Corporation to and instruct its affiliates to, as applicable (and without duplication of benefits), use commercially reasonable efforts to assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of Adamas. To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Supernus or the Surviving Corporation, then Supernus will use commercially reasonable efforts to (a) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated prior to the Effective Time and (b) ensure that such health or welfare benefit plan will, for purposes of eligibility, vesting, deductibles, copayments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees for service and amounts paid prior to the Effective Time with Adamas to the same extent that such service and amounts paid were recognized prior to the Effective Time under the corresponding health or welfare benefit plan of Adamas. For the avoidance of doubt, Supernus will use commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of the plan year immediately before the Effective Time to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the applicable health or welfare benefit plan of Supernus or the Surviving Corporation.
The Merger Agreement provides that all rights to indemnification, advancement of expenses and exculpation by Adamas and any of its Subsidiaries existing in favor of its current and former directors, officers- and employees as of the date of the Merger Agreement (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the bylaws of the Surviving Corporation and will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and will be observed by Supernus, the Surviving Corporation and their successors and assigns to the fullest extent available under the laws of Delaware for a period of six years from the Effective Time.
From and after the Effective Time until its sixth anniversary, Supernus and the Surviving Corporation (together with their successors and assigns, the “Indemnifying Parties”) will, to the fullest extent permitted under applicable law, indemnify and hold harmless each Indemnified Person in their capacity as an officer or director of Adamas or any of its Subsidiaries against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person in connection with any pending or threatened legal proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of Adamas or any of its Subsidiaries at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the Transactions.
Without limiting the foregoing, from the Effective Time until its sixth anniversary, the Indemnifying Parties will also, to the fullest extent permitted under applicable laws, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to the Merger Agreement, subject to the execution by such Indemnified Persons of appropriate undertakings to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified.
The Merger Agreement requires that either (a) the Surviving Corporation maintain in effect, from the Effective Time until its sixth anniversary, the current policy of directors’ and officers’ liability insurance maintained by Adamas and its Subsidiaries as of the date of the Merger Agreement for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of Adamas or any of its Subsidiaries on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy, or (b) at or prior to the Effective Time, Supernus or Adamas (through a nationally recognized insurance broker approved by Supernus (such approval not to be unreasonably withheld, conditioned or delayed))

purchase a six-year “tail” policy for the existing policy effective as of the Effective Time. However, in no event will the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by Adamas and its Subsidiaries with respect to its current policy, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Supernus shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.
Conditions of the Offer
See Section 15 — “Conditions of the Offer.”
Conditions to the Merger
The obligation of each party to consummate the Merger is subject to the satisfaction of the following conditions:
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No court of competent jurisdiction will have issued any temporary, preliminary or permanent order that is in effect and prevents the consummation of the Merger, and no law (other than any antitrust law) or order have been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any Governmental Body of competent jurisdiction and remain in effect that directly or indirectly, prohibits or makes illegal the consummation of the Merger; and

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Purchaser (or Supernus on Purchaser’s behalf) has accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not withdrawn.

Termination
The Merger Agreement may be terminated, and the Offer and the Merger may be abandoned:
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by mutual written consent of Adamas and Supernus at any time prior to the Offer Acceptance Time;

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by either Adamas or Supernus, if:

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the Offer Acceptance Time has not occurred on or before midnight, Eastern Time, on February 10, 2022 (the “End Date”); provided, that this termination right will not be available to any party whose material breach of any provision of the Merger Agreement has caused, or resulted in, the failure of the Offer Acceptance Time to occur by such time (such termination, an “End Date Termination”);

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a court of competent jurisdiction or other Governmental Body has issued a final and non-appealable order that has the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal; provided, however, that, this termination right will not be available to any party whose material breach of any provision of the Merger Agreement has been the cause of, or resulted in, the issuance of such final and non-appealable order; or

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the Offer (as extended in accordance with the terms of the Merger Agreement) has been withdrawn or terminated in accordance with the terms of the Merger Agreement without the acceptance for payment of Shares pursuant to the Offer; provided, however, that this termination right will not be available to any party whose material breach of any provision of the Merger Agreement has caused, or resulted in, such events occurring (such termination, an “Offer Termination”);

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by Supernus, at any time prior to the Offer Acceptance Time, if:

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the Adamas Board shall have failed to include the Adamas Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected an Adverse Change Recommendation, (b) the Adamas Board has failed to publicly reaffirm the Adamas Board Recommendation within ten business days after Supernus so requests in writing, or, if earlier, within two business days before the Expiration Date (it being understood that Supernus may only make such request on two occasions), (c) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (other than the Offer), the Adamas Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such offer within ten business days of the commencement of such offer (such termination, a “Trigger Event”), provided, that Supernus shall be permitted to terminate the Merger Agreement pursuant to a Trigger Event only if Supernus delivers written notice of termination within five business days of the Trigger Event giving rise to Supernus’s right to terminate pursuant to a Trigger Event; or
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Adamas has breached any of its representations, warranties, covenants or other obligations contained in the Merger Agreement, which breach or failure to perform (a) would give rise to the failure of the No Representations Condition or the No Performance of Obligations Condition (as defined in Section 15 — “Conditions of the Offer”) to be satisfied and (b) is incapable of being cured by the End Date or, if capable of being cured by the End Date, has not been cured within 30 days after the giving of written notice to Adamas of such breach or failure to perform (provided that, this termination right will not be available to Supernus if Supernus or Purchaser is in material breach of any provision of the Merger Agreement) (such termination, a “Adamas Breach Termination”);

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by Adamas, at any time prior to the Offer Acceptance Time:

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in order to accept a Superior Offer and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”), if Adamas has complied in all material respects with the notice, negotiation and other requirements with its obligations with respect to Acquisition Proposals under the Merger Agreement, and Adamas pays to Supernus the Termination Fee (defined below) concurrently with such termination;

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if Supernus breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (a) would reasonably be expected to prevent Supernus or Purchaser from consummating the Transactions and (b) is incapable of being cured by the End Date, or if capable of being cured by the End Date, has not been cured by Supernus within 30 days after Supernus receives written notice of such breach or failure to perform (provided that, this termination right will not be available to Adamas if it is in material breach of any provision of the Merger Agreement); or

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if Purchaser fails to commence the Offer by October 25, 2021 or fails to purchase all Shares validly tendered (and not validly withdrawn) when required under the Merger Agreement.

In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become of no further force or effect (except for certain customary obligations and certain provisions related to termination and the payment obligations described under the sections below entitled “— Termination Fee,” and “— Fees and Expenses”), without any liability on the part of Supernus, Purchaser or Adamas or their respective directors, officers and affiliates following such termination, except that the termination of the Merger Agreement will not relieve any party from any claim, liability or damages arising out of its willful breach of the Merger Agreement.
Termination Fee
Adamas will pay, or cause to be paid, to Supernus a termination fee of $16,000,000 in cash (the “Termination Fee”) in the event that:
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the Merger Agreement is terminated by Adamas in accordance with a Superior Offer Termination;

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the Merger Agreement is terminated by Supernus in accordance with a Board Recommendation Termination; or

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each of the below occurs:

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Either Adamas or Supernus effects an End Date Termination, only if at such time Supernus has complied with its obligations under the Merger Agreement in all material respects such that Supernus would not be prohibited from terminating the Merger Agreement pursuant to Supernus’s material breach of any provision of the Merger Agreement that has caused or resulted in the Offer Acceptance Time not occurring on or prior to the End Date as a result of the failure to satisfy the Minimum Condition;
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after the date of the Merger Agreement and prior to such termination, a bona fide Acquisition Proposal has been publicly disclosed by any Person and not publicly withdrawn; and

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within twelve (12) months of such termination, Adamas consummates an Acquisition Proposal; provided, that references to “a material portion” and “10% or more” contained in the definition of “Acquisition Proposal” described above under “— No Solicitation” shall be deemed references to 51% or more.

In no event will Adamas be required to pay the Termination Fee on more than one occasion.
Payment of the Termination Fee will constitute the sole and exclusive remedy of Supernus, Purchaser or any of their respective former, current or future officers, directors, partners, stockholders, optionholders, managers, members, affiliates or representatives against Adamas and any of its former, current or future officers, directors, partners, stockholders, optionholders, managers, members, affiliates or representatives (collectively, the “Adamas Related Parties”) in any circumstance in which the Termination Fee becomes due and payable, and upon payment of the Termination Fee, none of the Adamas Related Parties will have any further liability or obligation relating to, arising out of or in connection with the Merger Agreement or the Transactions. Supernus or Purchaser may seek specific performance to cause Adamas to consummate the Transactions in accordance with the Merger Agreement or the payment of the Termination Fee, but in no event will either party be entitled to both such equitable relief and the payment of the Termination Fee.
Rule 14d-10(d) Matters
Prior to the consummation of the Offer, to the extent permitted by applicable laws, the compensation committee of the Adamas Board will approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Adamas or its affiliates and any officer, director or employee of Adamas pursuant to which compensation is paid to such officer, director or employee, and will take all other actions reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.
Section 16 Matters
Prior to the consummation of the Offer, Adamas and the Adamas Board will take appropriate action, to the extent necessary, to approve for purposes of Section 16(b) of the Exchange Act the disposition or cancellation or deemed disposition and cancellation of the Shares and Adamas’ stock awards held by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Adamas, and to cause such dispositions or cancellations to be exempt under Rule 16b-3 under the Exchange Act.
Fees and Expenses
Subject to certain exceptions and subject to the provisions described in “— Termination Fee,” all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.
Amendment; Waiver
Prior to the Offer Acceptance Time and subject to the indemnification and insurance provisions of the Merger Agreement, the Merger Agreement may be amended only with the approval of the Adamas Board and the board of directors of Supernus. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement.
Any failure or delay in exercising any power, right, privilege or remedy under the Merger Agreement will not operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise thereof will preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. No party to the Merger Agreement will be deemed to have waived any claim arising out of the Merger Agreement, or any power, right, privilege or remedy under the Merger Agreement, unless the waiver is expressly set forth in a written instrument duly executed and delivered on behalf of such party.
Governing Law and Venue
The Merger Agreement is governed by Delaware law. The venue for any action or proceeding relating to the Merger Agreement or any of the Transactions is the Court of Chancery of the State of Delaware and any state appellate court therefrom or, to the extent that such courts do not have subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware.
Specific Performance
The parties to the Merger Agreement acknowledged and agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions, and that none of the parties would have entered into the Merger Agreement without the right of specific performance. Each party will be entitled to an injunction, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in the courts described above under “— Governing Law and Venue” without proof of damages or otherwise.
Waiver of Jury Trial
Each of the parties to the Merger Agreement irrevocably and unconditionally waived any right it may have to a trial by jury in any litigation arising out of, relating to or in connection with the Merger Agreement.
Offer Conditions
The Offer Conditions are described in Section 15 — “Conditions of the Offer.”
CVR Agreement
Each CVR represents a non-transferable and non-tradable contractual contingent right to receive a cash payment of $0.50, without interest and less any required withholding taxes, upon the achievement of the applicable milestone (each such amount, a “Milestone Payment”) in accordance with the terms of a Contingent Value Rights Agreement to be entered into among Supernus and a rights agent mutually agreeable to Supernus and Adamas (the “CVR Agreement”). One Milestone Payment is payable (subject to certain terms and conditions) upon the first occurrence of the achievement of aggregate worldwide Net Sales of the Product (each as defined below) in excess of $150,000,000 during any consecutive 12-month period ending on or before December 31, 2024 (“Milestone 2024”). Another Milestone Payment is payable (subject to certain terms and conditions) upon the first occurrence of the achievement of aggregate worldwide Net Sales of the Product (each as defined in the CVR Agreement) in excess of $225,000,000 during any consecutive 12-month period ending on or before December 31, 2025 (“Milestone 2025” and, collectively with Milestone 2024, the “Milestones”). Each Milestone may only be achieved once. The maximum amount payable with respect to the two CVRs issued in respect to each Share is $1.00 in the aggregate.
“Product” means (a) GOCOVRI (amantadine), (b) any pharmaceutical preparation sold under NDA No. 208944 (or its foreign equivalents), and (c) any pharmaceutical preparation sold under an approval that references or relies in whole or in part on the clinical data submitted in support of NDA No. 208944 (or its foreign equivalents), except that “Product” shall not include any pharmaceutical preparation approved pursuant to 21 U.S.C. § 355(j) in reliance in whole or in part on NDA No. 208944 (or through reference to the clinical data submitted in support of NDA No. 208944) unless such pharmaceutical preparation is licensed, manufactured or authorized by any Selling Entity (as defined in the CVR Agreement), or purchased through a supply chain or sold through a distribution chain that includes any Selling Entity.

“Net Sales” means:
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the gross amount invoiced by or on behalf of the relevant Selling Entity for the Product sold to third parties, less the Permitted Deductions (as defined below) to the extent actually taken or incurred and separately accounted for in the invoice with respect to such sale, all calculated on an accrual basis, as determined in accordance with the applicable Selling Entity’s usual and customary accounting methods consistent with the treatment of other branded prescription products commercialized by the applicable Selling Entity, which shall be in accordance with GAAP as of the applicable time;

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in the case of any sale of the Product between or among Adamas, its Affiliates (as defined in the CVR Agreement) and Sublicensees (as defined in the CVR Agreement), for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first bona fide arm’s-length sale thereafter to a third party;

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for the avoidance of doubt, in the case of any sale of the Product between or among Adamas, its Affiliates and Sublicensees where such Affiliate or Sublicensee is an end-user of, and does not further sell, the Product, Net Sales shall be calculated on the value charged or invoiced to such Affiliate or Sublicensee;

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in the case of any sale for value other than exclusively for money (but excluding any compassionate use, early access, indigent patient and patient assistance or discount programs) on bona fide arm’s length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), Net Sales shall be calculated at the average Net Sales price charged to third parties for cash sales of the Product in the jurisdiction of sale during the relevant reporting period unless such sales in the jurisdiction during the relevant period were only de minimis cash sales, in which case at the fair market value as determined by comparable markets;

•
all Net Sales shall be computed in Dollars, and where any Net Sales are calculated in a currency other than Dollars, they shall be translated into Dollars in accordance with GAAP; and

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for clarity, no deductions will be made for sales commissions.

Notwithstanding the foregoing, in the event that (x) Supernus or any subsidiary of Supernus, directly or indirectly, by a sale or swap of assets or other rights, merger, reorganization, joint venture, lease, license or any other transaction or arrangement, sells, transfers, conveys, licenses or otherwise disposes of their respective rights in and to the Product that would generate Net Sales after the Closing Date and prior to December 31, 2025 and (y) such transaction or arrangement does not constitute a Change of Control (as defined in the CVR Agreement), then the total fair market value of all cash, securities and other property paid or payable, directly or indirectly, by a purchaser to Parent or its Subsidiaries in connection with such transaction or arrangement shall be included in Net Sales.
“Permitted Deductions” means:
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customary trade, cash and quantity discounts given to customers;

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amounts repaid, reimbursed or credited by reasons of defects, recalls, withdrawals, returns, rebates or allowances of goods or because of retroactive price reductions or billing corrections specifically identifiable to the Product;

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chargebacks, discounts, co-payment assistance programs for patients with commercial insurance, credits, rebates (or the equivalent thereof) and other amounts paid on sale of the Product, including such payments mandated by programs of a Governmental Body (as defined in the Merger Agreement);

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government-mandated rebates, credits and adjustments paid or deducted; and

•
reasonable, customary and separately itemized and invoiced freight, shipping, insurance and other transportation expenses, if borne by the applicable Selling Entity without reimbursement from any third party.

At or prior to such time as Purchaser accepts for purchase and pays for the Shares tendered in the Offer after the Expiration Date, Supernus, Purchaser and a rights agent mutually acceptable to Supernus and Adamas will enter into the CVR Agreement governing the terms of the CVRs to be received by Adamas’

stockholders. Each holder of Shares will be entitled to two CVRs for each Share outstanding (i) that the Purchaser accepts for payment from such holder pursuant to the Offer or (ii) owned by or issued to such holder as of immediately prior to the Effective Time and converted into the right to receive the Offer Price pursuant to the Merger Agreement. Each holder of Adamas stock options will be entitled to two CVRs for each Share subject to such Adamas stock options that is outstanding immediately prior to the Effective Time, and that has an exercise price per Share that is less than the Cash Amount, whether or not vested. Each holder of an Adamas RSU Award will be entitled to two CVRs for each Share subject to such Adamas RSU Award immediately prior to the Effective time. The CVRs are contractual rights only and are not transferable except under certain limited circumstances described below, will not be evidenced by a certificate or other instrument and will not be registered or listed for trading. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Supernus, Purchaser or Adamas or any of their affiliates.
Commencing upon the closing of the Merger, Supernus has agreed to, and has agreed to cause its Affiliates and any Sublicensees to, use Diligent Efforts (as defined below) to achieve the Milestones. Without limiting the foregoing, neither Supernus nor its Affiliates will act in bad faith for the purpose of avoiding achievement of any Milestone or the payment of any Milestone Payment.
“Diligent Efforts” means, with respect to a particular task or obligation, the efforts required to carry out such task in a good faith, diligent and sustained manner without undue interruption, pause or delay and expenditure of resources that is consistent with commercially reasonable practices, in each case which level is at least commensurate with the level of efforts that a pharmaceutical company of comparable size and resources as those of Supernus and its Affiliates would devote to a product, taking into account issues of safety and efficacy, product profile, the competitiveness of other products in development and in the marketplace, the proprietary position of the Product (including with respect to patent or regulatory exclusivity), the regulatory structure involved, the profitability of the Product (including pricing and reimbursement but excluding, in respect of the Product, the obligation to make Milestone Payments under the CVR Agreement), market potential, and other relevant technical, legal, scientific or medical factors.
There can be no assurance that the Milestones described above will be achieved on or prior to December 31, 2024 or December 31, 2025, respectively, and that the resulting payment will be required of Supernus with respect to the Milestones.
If a Milestone is not achieved by the expiry of such Milestone, Supernus will deliver to the Rights Agent a written notice indicating such Milestone was not achieved and that no payment is due to the holders of such CVR. Until December 31, 2027, once after such time as Milestone 2024 expires and Supernus has delivered such written notice with respect thereto, and once after such time as Milestone 2025 expires and Supernus has delivered such written notice with respect thereto, Supernus shall permit one independent certified public accounting firm of nationally recognized standing selected by such Acting Holders (as defined in the CVR Agreement) and reasonably acceptable to Supernus (the “Independent Accountant”) to have access at reasonable times during normal business hours to the books and records of Supernus and its Affiliates as may be reasonably necessary to evaluate and verify Supernus’s calculation of Net Sales hereunder, including the Net Sales Statements (as defined in the CVR Agreement), subject to certain conditions in the CVR Agreement.
The CVRs will not be transferable except (i) upon death of a holder by will or intestacy; (ii) pursuant to a court order; (iii) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity that in each case is a holder; (iv) in the case of CVRs held in book entry or similar nominee form, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by the Depository Trust Company; (v) by distribution of a partnership or limited liability company to its partners or members, as applicable; or (vi) by a holder’s abandonment of CVRs to Supernus or any of its affiliates.
No interest will accrue or be payable in respect of any of the amounts that may become payable on the CVRs.
The rights agent will keep a register for the purpose of (i) identifying the holders of CVRs and (ii) registering CVRs and permitted transfers thereof. The register will initially show one position for

Cede & Co. representing all the Shares held by the Depository Trust Company on behalf of the street holders of the Shares tendered by such holders in the Offer or held by such holders as of immediately prior to the Effective Time. The rights agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with the terms of the CVR Agreement.
The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, a form of which is filed as Exhibit (d)(5) of the Schedule TO.
Non-Disclosure Agreement
On August 9, 2021, Adamas and Supernus entered into a mutual non-disclosure agreement (the “Non-Disclosure Agreement”) with respect to a potential transaction between the parties. The Non-Disclosure Agreement contains customary confidentiality, use, and standstill provisions.
The foregoing summary of the Non-Disclosure Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Non-Disclosure Agreement, a copy of which Purchaser has included as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.
12.
Purpose of the Offer; Plans for Adamas

Purpose of the Offer
The purpose of the Offer is for Supernus, through Purchaser, to acquire control of, and would be the first step in Supernus’s acquisition of the entire equity interest in, Adamas. The Offer is intended to facilitate the acquisition of all issued and outstanding Shares. The purpose of the Merger is to acquire all issued and outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as soon as practicable thereafter.
The Adamas Board has: (1) determined that the Merger Agreement, the CVR Agreement and the transactions contemplated thereby (including the Offer and the Merger, the “Transactions”), are advisable and fair to, and in the best interest of, Adamas and its stockholders; (2) authorized and approved the execution, delivery and performance by Adamas of the Merger Agreement and the consummation of the Transactions, including, without limitation, the Offer and the Merger, on the terms and subject to the conditions contained in the Merger Agreement; (3) authorized the Merger to be effected under Section 251(h) of the DGCL; and (4) resolved to recommend that the holders of the Shares tender their Shares to Purchaser pursuant to the Offer.
If the Offer is consummated, we will not seek the approval of Adamas’ remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of Adamas’ stockholders in accordance with Section 251(h) of the DGCL.
Plans for Adamas
After completion of the Offer and the Merger, Adamas will be a wholly owned subsidiary of Supernus. In connection with Supernus’s consideration of the Offer, Supernus has developed a plan, on the basis of available information, for the combination of the business of Adamas with that of Supernus. Supernus plans to integrate Adamas’ business and products into Supernus’s business and product offerings. Supernus will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.
Except as set forth in this Offer to Purchase and the Merger Agreement, Supernus and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Adamas (such as a merger, reorganization, liquidation or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Adamas, (iii) any material change in Adamas’ capitalization or dividend policy or (iv) any other material change in Adamas’ corporate structure or business.
Upon completion of the Merger, the Purchaser and Supernus plan to replace all of the members of the board of directors of Adamas and do not expect that any current member of the board of directors of Adamas will become a member of the board of directors of either Purchaser or Supernus. Upon completion of the Merger, Supernus plans to extend offers of employment to certain employees of Adamas, including certain of its current officers. Such offers are expected to provide for the payment of certain relocation expenses. Accordingly, Supernus plans to close offices currently used by Adamas and relocate certain employees of Adamas to offices currently used by Supernus.
After completion of the Merger we intend to cause the Shares to be delisted from The Nasdaq Stock Market LLC (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
13.
Certain Effects of the Offer

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we and Adamas will consummate the Merger as soon as practicable pursuant to Section 251(h). Immediately following the Merger, all of the issued and outstanding shares of Adamas’ common stock will be held by Supernus.
Market for the Shares.   If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.
Stock Quotation.   Depending upon the number of Shares purchased pursuant to the Offer, Shares may no longer meet the requirements for continued listing on Nasdaq if, among other things, Adamas does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. Supernus will seek to cause the listing of Shares on Nasdaq to be discontinued as soon after the consummation of the Offer as the requirements for termination of the listing are satisfied.
If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.
Margin Regulations.   The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Adamas to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Adamas to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Adamas, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange

Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Adamas and persons holding “restricted securities” of Adamas to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on Nasdaq. We will cause the delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.
14.
Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Supernus, Adamas will not declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Adamas.
15.
Conditions of the Offer

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction or waiver, as applicable, of the conditions below. Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), Purchaser will not be required to, and Supernus shall not be required to cause Purchaser to, accept for payment or pay for any Shares tendered pursuant to the Offer and may delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Merger Agreement) may not accept for payment any tendered Shares if, at the then-scheduled expiration of the Offer, any of the following conditions exist:
(i)   the Minimum Condition has not been satisfied. The “Minimum Condition” means that there shall have been validly tendered (and not validly withdrawn) prior to the Expiration Date that number of Shares that, when added to the Shares then owned by Supernus, Purchaser or any other subsidiary of Supernus (see Section 8 — “Certain Information Concerning Supernus and Purchaser”), would represent a majority of Shares outstanding as of the expiration of the Offer;
(ii)   the Antitrust Condition has not been satisfied. The “Antitrust Condition” means that any applicable waiting period under the HSR Act in respect of the Transactions has expired or been terminated;
(iii)   the No Legal Prohibition Condition has not been satisfied. The “No Legal Prohibition Condition” means that no court of competent jurisdiction or other governmental body has issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Offer or the Merger;
(iv)   the representations and warranties of Adamas set forth in Section 4.4(a) and the first sentence of Section 4.4(c) (Capitalization, Etc.) of the Merger Agreement shall have been accurate in all respects other than de minimis inaccuracies as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time); (ii) the representations and warranties of Adamas set forth in Section 4.1 (Due Organization; Subsidiaries, Etc.), Section 4.3 (Authority; Binding Nature of Agreement), Section 4.4 (Capitalization, Etc.) (other than Section 4.4(a) and the first sentence of Section 4.4(c), and Section 4.26 (Brokers and Other Advisors) of the Merger Agreement shall have been accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all material respects as of the date of this Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time); the representations and warranties of Adamas set forth in Section 4.7(a) (Absence of Changes) and

Section 4.24 (Merger Approval) shall have been accurate in all respects; all of the other representations and warranties of Adamas set forth in the Merger Agreement shall have been accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all respects as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time, in which case as of such other date or time), except where any failure of any representation or warranty to be so accurate has not had, and would not reasonably be expected to have, a Material Adverse Effect;
(v)   Adamas shall not have complied with or performed in all material respects with any of its agreements or covenants to be performed or complied with by it under the Merger Agreement at or prior to the Offer Acceptance Time;
(vi)   since the date of the Merger Agreement, there shall have been a Material Adverse Effect (as defined in Section 11 — “The Merger Agreement”) that shall be continuing as of the Offer Acceptance Time;
(vii)   Supernus shall have failed to receive from Adamas a certificate, signed by the Chief Executive Officer or Chief Financial Officer of Adamas, certifying to the effect that the conditions set forth in paragraphs (iv), (v) and (vi) immediately above have been satisfied as of immediately prior to the Offer Acceptance Time; or
(viii)   the Merger Agreement shall have been terminated pursuant to its terms.
The foregoing conditions are for the sole benefit of Supernus and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Supernus and Purchaser, in whole or in part at any time and from time to time, in their sole discretion (except for the Minimum Condition, which may not be waived by Supernus or Purchaser). The failure by Supernus, Purchaser or any other affiliate of Supernus at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.
16.
Certain Legal Matters; Regulatory Approvals

General.   Based on our examination of publicly available information filed by Adamas with the SEC and other publicly available information concerning Adamas, we are not aware of any governmental license or regulatory permit that appears to be material to Adamas’ business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. However, except for observance of the waiting periods and the obtaining of the required approvals summarized under “Antitrust Compliance” below in this Section 16, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Adamas’ business or that certain parts of Adamas’ business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at any Expiration Date without accepting for payment any Shares validly tendered (and not validly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including, among other conditions, the Antitrust Condition. See Section 15 — “Conditions of the Offer.”
Antitrust Compliance
Under the HSR Act (including the related rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions, including Purchaser’s purchase of Shares pursuant to the Offer, may not be consummated until certain information and documentary material has been furnished for review to federal antitrust regulators, the FTC and the Antitrust Division of the Department Of Justice (the “Antitrust Division”), and a thirty-day waiting period has expired or terminated. Supernus and Adamas filed their respective Premerger Notification and Report Forms with the FTC and the Antitrust Division on October 21, 2021, and the waiting period will expire following a thirty-day waiting period, unless: (i) the FTC and Antitrust Division grant early termination of the waiting period; (ii) Purchaser voluntarily withdraws and refiles to allow an additional thirty-day waiting period; or (iii) Purchaser receives a request for additional information or documentary material (a “Second Request”) prior to the expiration of the waiting period.
If the thirty-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m. Eastern Time of the next day that is not a Saturday, Sunday or federal holiday. If, however, Purchaser and Adamas receive a Second Request from either the FTC or the Antitrust Division prior to such expiration, the waiting period with respect to the Offer will be extended for an additional period of thirty days, which will not begin to run until Purchaser advises the issuing agency that it believes it has substantially complied with the Second Request. Complying with a Second Request can take a significant period of time. Even though the waiting period is not affected by a Second Request to Adamas or by Adamas supplying the requested information, Adamas is obliged to respond to the request within a reasonable time. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act. After that time, the waiting period may be extended only by court order or with our consent. The FTC or the Antitrust Division may terminate the additional thirty-day waiting period before its expiration.
The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions like the Offer and the Merger. At any time, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers necessary or desirable in the public interest, including seeking (i) to enjoin the purchase of Shares pursuant to the Offer, (ii) to enjoin the Merger, (iii) to require Purchaser (or, after completion of the Merger, Supernus) to divest the Shares, or (iv) to require us or Adamas to divest substantial assets or seek other conduct relief. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before the consummation of the Merger, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief or damages. See Section 15 — “Conditions of the Offer.” After the waiting period expires and the Merger is consummated, it remains subject to the antitrust laws, as neither expiration of the waiting period nor closing of the Merger indicates an approval of the Merger by federal antitrust regulators.
Based upon an examination of publicly available information and other information relating to the businesses in which Adamas is engaged, Supernus and Adamas believe that neither the purchase of Shares by Purchaser pursuant to the Offer nor the consummation of the Merger should violate applicable antitrust laws. Nevertheless, neither Supernus nor Adamas can be certain that a challenge to the Offer or the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15 — “Conditions of the Offer.”
State Takeover Laws
Adamas is incorporated under the laws of the State of Delaware and is subject to the provisions of Section 203 of the DGCL (“Section 203”). In general, Section 203 prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Adamas Board approved the Merger Agreement and the Transactions, and the restrictions on “business combinations” described in Section 203 are inapplicable to the Merger Agreement and the Transactions.
Adamas conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”
Going Private Transactions
The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Adamas for purposes of the Exchange Act; (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one year following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.
Stockholder Approval Not Required
Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Adamas stockholders. Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Supernus, Purchaser and Adamas will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of Adamas stockholders in accordance with Section 251(h) of the DGCL.
17.
Appraisal Rights

No appraisal rights are available to the holders of Shares who tender such Shares in connection with the Offer. If the Offer and Merger are consummated, the holders of Shares who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon, if any, as determined by such court. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.
In determining the “fair value” of any Shares, the Court of Chancery will take into account all relevant factors. Holders of Shares should recognize that “fair value” so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price) and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.
Section 262 provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger or the surviving corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice by Adamas to its stockholders of appraisal rights in connection with the Merger under Section 262 of the DGCL.
As described more fully in the Schedule 14D-9, if a stockholder wishes to elect to exercise appraisal rights under Section 262 in connection with the Merger, such stockholder must do all of the following:
•
prior to the later of the consummation of the Offer and twenty days after the date of dissemination of the Schedule 14D-9, deliver to Adamas a written demand for appraisal of Shares held, which demand must reasonably inform Adamas of the identity of the stockholder and that the stockholder is demanding appraisal;

•
not tender such stockholder’s Shares in the Offer;

•
continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

•
comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. If any holder of Shares shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Offer Price. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
18.
Fees and Expenses

Purchaser has retained D.F. King & Co., Inc. to be the Information Agent and American Stock Transfer & Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
None of Supernus or Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of

Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
19.
Miscellaneous

The Offer is being made to all holders of Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or any other law or regulation of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with law or regulation, we will make a good faith effort to comply with any such law or regulation. If, after such good faith effort, we cannot comply with any such law or regulation, the Offer will not be made to (nor will tenders be accepted from or on behalf of holders of) the holders of Shares in such state. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or to make any representation on behalf of Supernus or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Supernus, Purchaser, the Depositary or the Information Agent for the purposes of the Offer.
Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, Adamas has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Adamas Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 — “Certain Information Concerning Adamas” above.
Supernus Reef, Inc.
October 25, 2021

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND SUPERNUS
1.
PURCHASER

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser are set forth below. The business address of Purchaser is Supernus Reef, Inc., 9715 Key West Avenue Rockville, Maryland 20850. The telephone number at such office is (301) 838-2500. All directors and executive officers listed below are citizens of the United States.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Jack A. Khattar President, Treasurer, Secretary and Director	Jack A. Khattar is the founder of our Company and has served as our President, Chief Executive Officer and Secretary and a Director since 2005. From 1999 to 2005, Mr. Khattar served in various positions during that time as a board member, President and Chief Executive Officer of Shire Laboratories Inc., the drug delivery subsidiary of Shire plc. From 1999 to 2004, he also served as a member of Shire plc’s executive committee. Prior to that, Mr. Khattar served as an executive officer and the Chairman of the management committee at CIMA Labs Inc. (CIMA), a drug delivery company where he was also responsible for business development, corporate alliances and strategic planning. Prior to joining CIMA in 1995, Mr. Khattar held several marketing and business development positions at Merck & Co., Novartis, Playtex and Kodak in various locations, including the United States, Europe and the Middle East. Mr. Khattar currently serves on the board of directors of Navitor Pharmaceuticals, LLC, a privately-held development stage biotechnology company, and on the advisory board of New Rhein Healthcare, a private equity firm. Mr. Khattar also serves as Chairman of the boards of directors of scPharmaceuticals and Cognition Therapeutics Inc., two publicly traded pharmaceutical companies.
Bryan Roecklein, Ph.D. Director	Bryan A. Roecklein, Ph.D, joined Supernus in 2015 as Vice President of Corporate Development. Prior to joining Supernus, he was most recently a member of the U.S. Executive Team at Meda Pharmaceuticals, leading the Corporate Development function. Prior to that, he was Vice President of Marketing and Business Development, with responsibilities covering Marketing, Access, Trade and Acquisition Strategy. From 2001 to 2011, at MedPointe, then Meda Pharmaceuticals, Dr. Roecklein held various positions with increasing responsibility in Portfolio Management, New Product Planning, Marketing, Medical Education and Commercial Development. From 1998 to 2001, Dr. Roecklein led commercial development at Kimeragen and ValiGene, and from 1995-1998, he was an independent Investigator at the Fred Hutchinson Cancer Research Center.

Schedule I-1

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Dr. Roecklein earned his B.S. from University of Maryland, College Park and Ph.D in Molecular, Cellular, and Developmental Biology from the University of Colorado Boulder.

2.
SUPERNUS

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Supernus are set forth below. The business address of each such director and executive officer is 9715 Key West Avenue Rockville, Maryland 20850. The telephone number at such office is (301) 838-2500. All directors and executive officers listed below are citizens of the United States.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Dr. Carrolee Barlow, M.D., Ph.D. Director	Carrolee Barlow has served as a member of the Supernus Board of Directors since 2018. Dr. Barlow is a renowned expert in neuroscience and neurodegeneration, rare diseases and clinical development of new therapies, and she is presently the Chief Medical Officer of E-Scape Bio, a position she has held since January 2019. Prior to E-Scape, Dr. Barlow served as Chief Executive Officer of the Parkinson’s Institute and Clinical Center (Parkinson’s Institute), an independent nonprofit organization providing research, clinical trials and patient care for Parkinson’s and related disorders. There, she led all aspects of basic research, clinical research, and clinical care, as well as partnerships with biotech and pharmaceutical companies. She remained a member of the board of directors for the Parkinson’s Institute until 2019. Before joining the Parkinson’s Institute in 2014, Dr. Barlow served as a consultant and advisor to a variety of biotechnology companies addressing neurologic, psychiatric, metabolic and rare genetic diseases.
Padmanabh P. Bhatt, Ph.D. Senior Vice President, Chief Scientific Officer Intellectual Property	Padmanabh P. Bhatt, Ph.D., has served as our Senior Vice President Intellectual Property and Chief Scientific Officer since March 2012. Prior to that, he served as our Vice President of Pharmaceutical Sciences since 2005. From 2003 to 2005, Dr. Bhatt was Vice President of Advanced Drug Delivery at Shire Laboratories Inc.
Timothy C. Dec Senior Vice President, Chief Financial Officer	Timothy C. Dec was appointed Senior Vice President and Chief Financial Officer of Supernus in August 2021. He has more than 35 years of experience in accounting and finance across many industries, including healthcare. His experience includes serving in chief financial officer or other senior financial executive roles at three publicly traded companies listed on Nasdaq, and with private equity-backed companies. Most recently, from April 2015 to July 2021, Mr. Dec was Chief Financial Officer of OpGen, Inc., a Nasdaq listed company engaged in the development and commercialization of molecular microbiology solutions to help combat infectious diseases. Prior to joining OpGen, Mr. Dec served as Senior Vice President and Chief Financial Officer for

Schedule I-2

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Clubwidesports, LLC, a start-up sports management software company, from January 2014 to April 2015. From August 2007 to December 2012, Mr. Dec served as Senior Vice President and Chief Financial Officer of Fortress International Group, Inc., a publicly traded company.
Georges Gemayel, Ph.D. Director	Georges Gemayel has served as a member of the Supernus Board of Directors since 2015. Since 2010, he has served as a consultant for several biotechnology companies and venture capital funds. From February 2011 to December 2012, Dr. Gemayel served as Executive Chairman of Syndexa Pharmaceuticals Corp., a privately held drug development company. Prior to that, in 2010, Dr. Gemayel served as Executive Chairman of FoldRx until its acquisition by Pfizer. From June 2008 until November 2009, Dr. Gemayel served as President and Chief Executive Officer of Altus Pharmaceuticals, a publicly traded pharmaceutical company.
Frederick M. Hudson Director	Frederick Hudson has served on the Supernus Board of Directors since 2010. Mr. Hudson retired as a partner in the accounting firm of KPMG LLP in 2006 after a 37 year career with the firm. During Mr. Hudson’s career with KPMG, he was the partner in charge of the health care audit practice for the Washington — Baltimore business unit, and held leadership positions for serving the middle market practice and due diligence and mergers and acquisitions services. He was also a leader of the health care audit practice for the Mid-Atlantic area of KPMG, and served as national account lead partner and venture capital liaison partner. Mr. Hudson currently chairs the audit committee of the board of directors of scPharmaceuticals, Inc., a publicly traded pharmaceutical company.
Jack A. Khattar President, Chief Executive Officer and Director	Jack A. Khattar is the founder of our Company and has served as our President, Chief Executive Officer and Secretary and a Director since 2005. From 1999 to 2005, Mr. Khattar served in various positions during that time as a board member, President and Chief Executive Officer of Shire Laboratories Inc., the drug delivery subsidiary of Shire plc. From 1999 to 2004, he also served as a member of Shire plc’s executive committee. Prior to that, Mr. Khattar served as an executive officer and the Chairman of the management committee at CIMA Labs Inc. (CIMA), a drug delivery company where he was also responsible for business development, corporate alliances and strategic planning. Prior to joining CIMA in 1995, Mr. Khattar held several marketing and business development positions at Merck & Co., Novartis, Playtex and Kodak in various locations, including the United States, Europe and the Middle East. Mr. Khattar currently serves on the board of directors of Navitor Pharmaceuticals, LLC, a privately-held development stage biotechnology company, and on the advisory board of New Rhein Healthcare, a private equity firm. Mr. Khattar also serves as Chairman of the boards of directors of scPharmaceuticals and Cognition Therapeutics Inc., two publicly

Schedule I-3

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
traded pharmaceutical companies.
Tami T. Martin, R.N., Esq. Senior Vice President, Regulatory Affairs	Tami T. Martin, R.N., Esq., has served as Supernus’ Senior Vice President of Regulatory Affairs since 2016. From 2008 to 2015, she served as our Vice President of Regulatory Affairs. Ms. Martin has previously held positions as Vice President of Regulatory Affairs at Shire Pharmaceuticals from 2002 to 2007, and Manager to Sr. Director of Regulatory Affairs at Otsuka America Pharmaceuticals from 1995 to 2001. Ms. Martin has also consulted privately for domestic and international clients as President and CEO of Pyramid Regulatory Consulting.
Frank Mottola Senior Vice President, Quality, GMP Operations and Information Technology	Frank Mottola has served as Senior Vice President of Quality, GMP Operations and Information Technology of Supernus since January 2020. Prior to that, Mr. Mottola was Vice President of Quality, GMP Operations and Information Technology from 2017 to 2020. From 2014 to 2017, he served as Vice President of Quality and GMP Operations. Mr. Mottola served as Director of Quality from 2005 to 2013. Prior to 2005, Mr. Mottola was the Director of Quality at Able Laboratories and previously held various positions at Ortho Clinical Diagnostics (a Johnson & Johnson company).
Charles W. Newhall, III Chairman of the Board of Directors	Charles W. Newhall, III has served as a member of the Supernus Board of Directors since 2005 and was elected to serve as Chairman of the Board in August 2016. In 1977, Mr. Newhall co-founded NEA, a venture capital firm that focuses on the medical and life sciences and information technology industries, from which he retired effective December 31, 2012. To date, Mr. Newhall has served as a director of over approximately 60 venture-backed companies. In 1986, he founded the Mid-Atlantic Venture Capital Association (MAVA), which now has over 500 venture capital firms that are members, and is one of the most active regional venture associations in the country. He is Chairman Emeritus of MAVA. He has served as an advisor to Greenspring Associates since 2012. Before NEA, Mr. Newhall was a Vice President of T. Rowe Price.
Jonathan Rubin, M.D. Senior Vice President, Chief Medical Officer Research & Development	Jonathan Rubin, M.D., has served as Supernus’ Senior Vice President, Chief Medical Officer since January 2021. Before joining the Company in February 2020 as Senior Vice-President, Clinical Research and Medical Affairs, Dr. Rubin was Chief Medical Officer of Atentiv, Inc. from May 2018 to February 2020 where he was responsible for clinical strategy and the design of clinical trials. From October 2017 to July 2018, Dr. Rubin was a clinical consultant to Chondrial Therapeutics, Inc. responsible for developing clinical strategy and trials for frataxin replacement therapy. From August 2013 to September 2017, Dr. Rubin was Chief Medical Officer of Alcobra, Inc. where he was responsible for oversight of the company’s clinical development, medical affairs, biometrics and pharmacovigilance, participated in the completion of two Phase II studies in ADHD and assisted with orphan drug and fast track designations for product candidates.

Schedule I-4

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
John M. Siebert, Ph.D. Director	John M. Siebert, Ph.D., has served as a member of the Supernus Board of Directors since 2011. Dr. Siebert is currently a member of the board of directors of Riverside Pharmaceuticals, a private company. From February 2018 to July 2020, Dr. Siebert was Acting Principal Executive Officer of Aradigm Corporation, a publicly traded respiratory pharmaceuticals development company. From November 2006 to February 2018, Dr. Siebert was a member of the board of directors of Aradigm Corporation and was Chairman of the board of directors from June 2017 to February 2018. From May 2014 to November 2015, Dr. Siebert was Chief Executive Officer of Chase Pharmaceuticals, a company conducting clinical trials in Alzheimer’s disease. From 2010 to 2014, he was a Partner and Chief Operating Officer of New Rhein Healthcare Investors, LLC, a private equity group.

Schedule I-5

The Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:
The Depositary for the Offer is:
American Stock Transfer & Trust Company, LLC
If delivering by mail:
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042
If delivering by express mail, courier or any other expedited service:
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219
Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other materials may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Shareholders
Call Toll Free: (800) 549-6697
Via Email: adamas@dfking.com
Banks and Brokers
Call Toll Free: (212) 269-5550
Via Email: adamas@dfking.com

Schedule I-6